 Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-259677
PROSPECTUS
An Aggregate of $45,000,000 in Non-Transferable Subscription Rights to
Purchase Units, at a Subscription Price of $1.8505 per Unit,
Each Consisting of (i)  0.185056 Shares of Class A Common Stock,
(ii) One Warrant to Purchase 0.148045 Shares of Class A Common Stock at an Exercise
Price of $15.00 per Share,
(iii) One Warrant to Purchase 0.074022 Shares of Class A Common Stock at an Exercise
Price of $18.00 per Share, and
(iv) One Warrant to Purchase 0.037011 Shares of Class A Common Stock at an Exercise
Price of $20.00 per Share*
We are conducting a rights offering (which we refer to as the Rights Offering) for aggregate gross proceeds of approximately $45.0 million, as one component of a $78.0 million aggregate capital raise, in which we are distributing, at no charge, to the holders of record of (a) our outstanding shares of Class A common stock, par value $0.0001 per share and (b) certain outstanding warrants to purchase shares of our Class A common stock held by our lenders, which are entitled to participate alongside our holders of common stock in this offering (which we refer to as our Lender Warrants), non-transferable subscription rights (which we refer to as the subscription rights) to purchase an aggregate of units (which we refer to as the Units) to be issued by us. We refer to the securities in clauses (a) and (b) of the prior sentence, collectively, as the Eligible Securities and the holders of the Eligible Securities, collectively, as the Eligible Securityholders. The Rights Offering is fully backstopped by RJB Partners LLC, an affiliate of Joseph N. Sanberg, a longtime investor of ours as well as an existing holder of our Class A common stock.
The subscription rights entitle each Eligible Securityholder to purchase one (1) Unit for each whole share of our Class A common stock owned by such Eligible Securityholder (or in the case of the Lender Warrants, which would be owned upon exercise of the Lender Warrants), as of the close of business on the record date of October 8, 2021. Each Unit consists of (i) a fraction (which we refer to as the Applicable Fraction) of one share of Class A common stock, (ii) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share (which warrants in clauses (ii) through (iv) we refer to as the Rights Offering Warrants). If all Eligible Securityholders exercise their subscription rights in full, we would issue in connection with the Rights Offering, in the aggregate, a maximum of 4,500,000 shares of Class A common stock and Rights Offering Warrants to purchase an additional 6,300,000 shares of Class A common stock.
The Applicable Fraction is equal to 0.185055707113895, which was calculated by dividing (a) $45.0 million by (b) the product of (i) the effective purchase price for one share of Class A common stock and associated warrants of $10.00 and (ii) 24,317,002, the number of shares of Class A common stock held (or issuable upon exercise of the Lender Warrants) by the Eligible Securityholders as of the record date. As a result, each Unit consists of (i) 0.185056 shares of Class A common stock, (ii) one warrant to purchase 0.148045 shares of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase 0.074022 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase 0.037011 shares of Class A common stock at an exercise price of $20.00 per share. No fractional shares of Class A common stock or fractional Rights Offering Warrants will be issued upon the exercise of any subscription rights for Units issuable in this offering and an Eligible Securityholder must exercise subscription rights for the number of Units which would result in the issuance of at least one (1) whole share of our Class A common stock to participate in the Rights Offering. As a result, each Eligible Securityholder must exercise subscription rights for at least six Units to participate in the Rights Offering. Further, Rights Offering Warrants received by an Eligible Securityholder may only be exercised to purchase whole numbers of shares of our Class A common stock and may not be exercised in respect of any fractional shares of our Class A common stock. Eligible Securityholders may aggregate Rights Offering Warrants that they hold with the same exercise price for the purpose of exercise. The subscription rights will expire and will have no value unless exercised prior to 5:00 p.m., Eastern time, on October 28, 2021, unless the Subscription Period is extended.

*
Important Note: Although the precise Applicable Fraction of 0.185055707113895 will be used to calculate all applicable share and dollar amounts in the Rights Offering, for simplicity of presentation in this prospectus we generally have rounded the Applicable Fraction and all figures calculated from the Applicable Fraction to six decimal places.

On September 15, 2021, we entered into a purchase agreement (which we refer to as the Purchase Agreement) with RJB Partners LLC (which we refer to as the Purchaser) and Matthew B. Salzberg, one of our co-founders. Subject to the conditions contained therein, the Purchase Agreement obligates us to sell to the Purchaser, and the Purchaser to purchase from us, in a private placement (which we refer to as the Concurrent Private Placement), and for an aggregate purchase price of $30.0 million, (i) 3,000,000 shares of Class A common stock, (ii) warrants to purchase 2,400,000 shares of Class A common stock at an exercise price of $15.00 per share, (iii) warrants to purchase 1,200,000 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) warrants to purchase 600,000 shares of Class A common stock at an exercise price of $20.00 per share (which warrants we refer to as the Private Placement Warrants).
Further, subject to the conditions contained therein and concurrently with the closing of the Concurrent Private Placement, the Purchase Agreement obligates us to sell to the Purchaser, and the Purchaser has agreed to purchase from us, in a separate private placement (which we refer to as the Backstop Private Placement) on the same terms as the Concurrent Private Placement, that number of shares of our Class A common stock and warrants (which we refer to as the Backstop Warrants) that remain unsubscribed at the Expiration Time (as defined below). The price to be paid by the Purchaser for such securities in the Concurrent Private Placement and Backstop Private Placement is equivalent to the Subscription Price (as defined below).
Under the Purchase Agreement we also agreed to sell to Mr. M. Salzberg, and Mr. M. Salzberg agreed to purchase from us, in a private placement (which we refer to as the Salzberg Private Placement), on the same terms as the Backstop Private Placement and the Concurrent Private Placement and for an aggregate purchase price of $3.0 million, (i) 300,000 shares of Class A common stock, (ii) warrants to purchase 240,000 shares of Class A common stock at an exercise price of $15.00 per share, (iii) warrants to purchase 120,000 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) warrants to purchase 60,000 shares of Class A common stock at an exercise price of $20.00 per share (which warrants we refer to as the Salzberg Warrants). The Salzberg Private Placement closed concurrently with the signing of the Purchase Agreement on September 15, 2021. The price paid by Mr. M. Salzberg for such securities in the Salzberg Private Placement was equivalent to the Subscription Price.
The total aggregate gross proceeds from the Rights Offering and the related transactions discussed herein (including the Backstop Private Placement, the Concurrent Private Placement and the Salzberg Private Placement, which we refer to collectively as the Capital Raise) but without giving effect to the potential exercise of any Rights Offering Warrants, Private Placement Warrants, Backstop Warrants or Salzberg Warrants will be $78.0 million assuming the conditions to closing the Concurrent Private Placement and the Backstop Private Placement are satisfied. We will receive additional proceeds to the extent any such warrants are exercised in the future in accordance with their terms.
Certain of our directors, including Linda Findley (formerly Linda Findley Kozlowski) and Elizabeth Huebner, who owned Class A common stock as of the record date have indicated that they intend to exercise the subscription rights they receive in the Rights Offering in full. Pursuant to these indications of interest to participate, we anticipate that our directors and officers would purchase an aggregate of 134,189 Units in the Rights Offering, composed of 24,832 shares of Class A common stock and Rights Offering Warrants to purchase 34,764 shares of Class A common stock.
As a result of the Concurrent Private Placement, Mr. Sanberg and his affiliates will collectively hold a minimum of approximately 10.5% of the voting power of our outstanding capital stock following the Capital Raise. Assuming no other Eligible Securityholders exercise their subscription rights in this Rights Offering, other than the directors and officers as noted above, and the remainder of the securities issuable pursuant to the Purchase Agreement are issued and sold thereunder to the Purchaser, upon the completion of this Rights Offering, Mr. Sanberg and his affiliates would own up to approximately 24.7% of the voting power of our outstanding capital stock following the Capital Raise. However, the Purchase Agreement subjects the Purchaser to a voting agreement, pursuant to which the Purchaser would agree to cause all of our voting securities beneficially owned by it or certain of its affiliates in excess of 19.9% of the total voting power of our outstanding capital stock to be voted in proportion to, and accordance with, the vote of all of our stockholders, limiting the effective voting power of the securities issued to the Purchaser. As a result of and immediately following the Capital Raise, Mr. M. Salzberg, Family Trust Created Under Article V of the Matthew Salzberg 2014 Annuity Trust Agreement, and their respective affiliates collectively will hold approximately 9.7% of the voting power of our outstanding capital stock, excluding any shares issuable upon the potential exercise of any warrants in the future.
Until September 15, 2021, we had two classes of authorized and outstanding voting common stock, Class A common stock and Class B common stock, and one authorized class of non-voting stock, Class C capital stock. Under our restated certificate of incorporation, as amended, the rights of the holders of Class A common stock, Class B common stock and Class C capital stock are identical, except for voting and conversion rights. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes. Shares of Class C capital stock have no voting rights, except as otherwise required by law. On September 15, 2021, in connection with the Rights Offering and related transactions, certain of our existing holders of Class B common stock, including Mr. M. Salzberg and Barry Salzberg, who were both then serving as members of our board of directors, and certain of their affiliated entities, and Mr. Sanberg and certain of his affiliated entities, elected to convert all of their respective outstanding shares of Class B common stock voluntarily into Class A common stock, effective immediately. As a result of these conversions, pursuant to our restated certificate of incorporation, as amended, which provides for the automatic conversion of all outstanding shares of Class B common stock when the outstanding shares of Class B common stock represent less than 5% of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, each outstanding share of Class B common stock automatically converted into one share of Class A common stock, on a one-for-one basis. We intend to file a Certificate of Retirement with the Secretary of State of the State of Delaware to retire all shares of Class B common stock that were previously issued and outstanding. As of the date of this prospectus, there are no shares of Class B common stock or Class C capital stock outstanding. As a result, we only have one class of common stock outstanding, our Class A common stock, each share of which is entitled to one vote. As a result of the conversion of the Class B common stock, we have ceased to be a “controlled company” as defined under New York Stock Exchange (which we refer to as the NYSE) listing rules.
The cash exercise price of each subscription right is $1.8505 (which we refer to as the Subscription Price), which equals $10.00, which is the effective price for one share of Class A common stock and associated warrants, multiplied by the Applicable Fraction. No fractional shares of our Class A common stock or fractional Rights Offering Warrants will be issued upon the exercise of any subscription rights issuable for Units in this offering, and no fractional shares of Class A common stock will be issued upon exercise of Rights Offering Warrants.
The subscription rights may be exercised at any time during the Rights Offering subscription period, which will commence on October 12, 2021, and will expire at 5:00 p.m., Eastern time, on October 28, 2021, unless we extend such period. We refer to the Rights Offering subscription period as the Subscription Period and the time at which the Subscription Period expires as the Expiration Time. You should carefully consider whether to exercise your subscription rights before the Expiration Time. Subscription rights that are not exercised by the Expiration Time will expire and will have no value. All exercises of subscription rights are irrevocable. Subject to the terms of the Purchase Agreement, we may cancel, modify or amend the terms of the Rights Offering, including to extend the Subscription Period, at any time and for any reason prior to the Expiration Time, although we have no current plans to do so. If we cancel the Rights Offering, the Subscription Agent, Computershare Trust Company, N.A., will return, without interest or penalty, all payments of the aggregate Subscription Price it has received for the cancelled Rights Offering as soon as practicable.
We are directly offering the subscription rights and the shares of Class A common stock and Rights Offering Warrants issuable upon exercise of the subscription rights. We have not engaged the services of any underwriters or selling agents. We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock issuable upon exercise of the subscription rights and issuable upon exercise of the Rights Offering Warrants.
Our Class A common stock is listed on the NYSE under the symbol “APRN”. On September 14, 2021, the date prior to the announcement of the Rights Offering, the last reported sale price of our Class A common stock was $3.88 per share. On October 8, 2021, the last reported sale price of our Class A common stock was $6.84 per share. The subscription rights, Units and Rights Offering Warrants will not be listed for trading on any stock exchange.

Investing in these securities involves certain risks. See “Risk Factors” on page 12 of this prospectus, included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 12, 2021

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ABOUT THIS PROSPECTUS
You should rely only on the information contained in or incorporated by reference in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission (which we refer to as the SEC). We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to Blue Apron Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this prospectus and the information incorporated by reference herein and therein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
These forward-looking statements in this prospectus and the information incorporated by reference herein and therein include, among other things, statements about:
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our expectations related to the use of the net proceeds from the Capital Raise, our ability to implement the use of proceeds as currently expected, and our ability to achieve the anticipated benefits of such use of proceeds;

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our ability to consummate the Rights Offering, Backstop Private Placement and Concurrent Private Placement on the terms described in this prospectus, including the possibility that we may be unable to satisfy the conditions to the closing of the Rights Offering and Concurrent Private Placement or may be required to repurchase securities sold in the Salzberg Private Placement in accordance with the terms and conditions of the Purchase Agreement;

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our ability, including the timing and extent, to sufficiently manage costs and to fund investments in our operations from cash from operations and additional equity and/or debt financings in amounts necessary to maintain compliance with financial and other covenants under our indebtedness;

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our expectations regarding our expenses and net revenue and our ability to grow adjusted EBITDA and to achieve or maintain profitability;

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our ability, including the timing and extent, to successfully execute our growth strategy, cost-effectively attract new customers and retain existing customers, including our ability to sustain any increase in demand resulting from both our growth strategy and the COVID-19 (coronavirus) pandemic, and our ability to continue to expand our direct-to-consumer product offerings, and to continue to benefit from the implementation of operational efficiency practices;

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changes in consumer behaviors that could lead to declines in demand, including as the COVID-19 pandemic’s impact on consumer behavior tapers, particularly as a result of fewer restrictions on dining options, and as COVID-19 vaccines become widely available in the United States, and/or if consumer spending habits are negatively impacted by worsening economic conditions;

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our ability to attract and retain qualified employees and key personnel in sufficient numbers;

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our ability to effectively compete;

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our ability to achieve our environmental and sustainability goals and to adopt our planned corporate governance reforms, in our anticipated timeframe or at all;

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our ability to maintain and grow the value of our brand and reputation;

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any material and adverse impact of the COVID-19 pandemic or related economic conditions on our operations and results, including as a result of our inability to meet demand due to insufficient labor, whether as a result of heightened absenteeism or challenges in recruiting and retention or otherwise, prolonged closures, or series of temporary closures, of one or more fulfillment centers, or supply chain or carrier interruptions or delays;

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our expectations regarding, and the stability of, our supply chain, including potential shortages or interruptions in the supply or delivery of ingredients, as a result of COVID-19 or otherwise;

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our ability to maintain food safety and prevent food-borne illness incidents and our susceptibility to supplier-initiated recalls;

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general changes in consumer tastes and preferences or in consumer spending, including as a result of inflation, the COVID-19 pandemic’s impact on economic conditions or otherwise;

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our ability to comply with modified or new laws and regulations applying to our business;

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our vulnerability to adverse weather conditions, natural disasters, and public health crises, including pandemics;

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our ability to obtain and maintain intellectual property protection;

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contractual restrictions under the Purchase Agreement, including restrictions on our conduct of business during the pendency of the Rights Offering; and

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other risks to the consummation of the Rights Offering, Backstop Private Placement and the Concurrent Private Placement, including the risk that any or all of such transactions will not be consummated within the expected time period or at all.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, and in other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, particularly under the heading “Risk Factors.” Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments that we may make or enter into.
You should read this prospectus and the information incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
This prospectus and the information incorporated by reference herein and therein include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. All of the market data used in this prospectus and the information incorporated by reference herein and therein involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. We believe that the information from these industry publications, surveys and studies is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, particularly under the heading “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

QUESTIONS AND ANSWERS RELATED TO THE RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about the Rights Offering, the Units, the Class A common stock, the Rights Offering Warrants, and the Class A common stock issuable upon exercise of the Rights Offering Warrants. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering, the Units, the Class A common stock, the Rights Offering Warrants, and the Class A common stock issuable upon exercise of the Rights Offering Warrants. You should carefully read this prospectus and the documents incorporated by reference in this prospectus as they contain more detailed descriptions of the terms and conditions of the Rights Offering, the Units, the Class A common stock, the Rights Offering Warrants and Class A common stock issuable upon exercise of the Rights Offering Warrants and provide additional information about us and our business, including potential risks related to the Rights Offering, the Units, the Class A common stock, the Rights Offering Warrants, and the Class A common stock issuable upon exercise of the Rights Offering Warrants.
What is being offered in the Rights Offering?
We are distributing in the Rights Offering non-transferable subscription rights, at no charge to the holders, as of the close of business on October 8, 2021, of (a) our outstanding shares of Class A common stock and (b) certain Lender Warrants, to purchase Units to be issued by us. We are distributing to each Eligible Securityholder one (1) subscription right for each Eligible Security held or deemed to be held by such Eligible Securityholder as of the record date. Each subscription right entitles an Eligible Securityholder to purchase one (1) Unit consisting of (i) the Applicable Fraction of one share of Class A common stock, (ii) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share. As a result, each Unit consists of (i) 0.185056 shares of Class A common stock, (ii) one warrant to purchase 0.148045 shares of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase 0.074022 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase 0.037011 shares of Class A common stock at an exercise price of $20.00 per share. See “What is the Applicable Fraction” below for additional information regarding how we calculate the Applicable Fraction.
If all Eligible Securityholders exercise their subscription rights in full, we would issue in connection with the Rights Offering, in the aggregate, a maximum of 4,500,000 shares of Class A common stock and Rights Offering Warrants to purchase an additional 6,300,000 shares of Class A common stock. The cash exercise price of each subscription right is $1.8505 which equals $10.00 for one share of Class A common stock and associated warrants multiplied by the Applicable Fraction. See “Is there a minimum subscription amount for Eligible Securityholders to participate in the Rights Offering?” for additional information.
The Purchaser, which is an entity affiliated with Mr. Sanberg, a longtime investor of ours as well as an existing holder of our Class A common stock, has agreed to purchase that number of shares of Class A common stock and warrants not purchased in the Rights Offering in the Backstop Private Placement pursuant to the Purchase Agreement. We refer to such commitment of the Purchaser in the Purchase Agreement as the Backstop Commitment. We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in the opinion of our counsel, be unlawful.
What is the Applicable Fraction?
Eligible Securityholders may participate in this Rights Offering on a pro rata basis. As a result, the number of shares of Class A common stock and the number of each type of Rights Offering Warrant that comprise one Unit, as well as the Subscription Price at which we are selling each Unit, are determined based on the number of Eligible Securities outstanding as of the record date of October 8, 2021. As described above, each Unit will consist of (i) the Applicable Fraction of one share of Class A common stock, (ii) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A

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common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share.
The Applicable Fraction is equal to 0.185056, which has been calculated by dividing $45.0 million by the product of (x) the effective purchase price for one share of Class A common stock and associated warrants of $10.00 and (y) the number of Eligible Securities as of October 8, 2021, the record date. As a result, each Unit consists of (i) 0.185056 shares of Class A common stock, (ii) one warrant to purchase 0.148045 shares of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase 0.074022 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase 0.037011 shares of Class A common stock at an exercise price of $20.00 per share.
Why is Blue Apron conducting the Rights Offering?
Mr. Sanberg, a longtime investor of ours as well as an existing holder of our Class A common stock, proposed an investment of up to $75.0 million in Blue Apron in the form of the Concurrent Private Placement and the fully-backstopped Rights Offering. In the Concurrent Private Placement, the Purchaser agreed to invest, and we expect to receive, an aggregate purchase price of $30.0 million, excluding any proceeds received upon the potential exercise of the Private Placement Warrants in the future. In connection with the Rights Offering and the Backstop Commitment, we anticipate completing the sale of all Units that are available for subscription in our Rights Offering for gross proceeds of approximately $45.0 million, excluding any proceeds received upon the potential exercise of any warrants in the future. Furthermore, on September 15, 2021, in connection with the Salzberg Private Placement, we received an additional $3.0 million in gross proceeds, excluding any proceeds received upon the potential exercise of the Salzberg Warrants in the future. In total, we estimate that the net proceeds from the issuance and sale of Class A common stock and warrants in the Capital Raise, after deducting financial advisory fees and other expenses payable by us, will be approximately $73.5 million.
Following the completion of the Capital Raise, we plan to use the net proceeds of the Capital Raise for general corporate purposes, which will primarily consist of efforts to accelerate our growth strategy to drive revenue and customer growth and the adoption of certain initiatives to help build upon our environmental, social, and corporate governance program, which we refer to as our ESG program. See “Business Strategy and Use of Proceeds” for more information regarding our intended use of proceeds.
Who may participate in the Rights Offering?
Only Eligible Securityholders — the holders of record as of the record date of our Class A common stock and certain Lender Warrants — may participate in the Rights Offering.
How many subscription rights will I receive?
We are distributing to each Eligible Securityholder one (1) subscription right for each Eligible Security held or deemed to be held by such Eligible Securityholder as of the record date. Each subscription right will entitle the holder thereof to purchase, at the holder’s election and subject to the satisfaction of the minimum subscription amount, at the Subscription Price, one (1) Unit consisting of (i) the Applicable Fraction of one share of Class A common stock, (ii) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share. See “What is the Applicable Fraction” above for additional information regarding how we calculate the Applicable Fraction.
No fractional shares of our Class A common stock or fractional Rights Offering Warrants will be issued upon the exercise of subscription rights in this offering. We may, in our discretion, aggregate the number of Rights Offering Warrants with the same per-share exercise price that we issue to an Eligible Securityholder so long as the total number of shares of Class A common stock issuable upon exercise of such Rights Offering Warrants is unchanged.
As of October 8, 2021, there were 24,052,784 shares of Class A common stock outstanding and 264,218 shares of Class A common stock issuable upon exercise of the Lender Warrants. As a result, the

Applicable Fraction is 0.185056, meaning that each subscription right entitles an Eligible Securityholder to purchase a Unit consisting of 0.185056 shares of Class A common stock, one warrant to purchase 0.148045 shares of Class A common stock at an exercise price of $15.00 per share, one warrant to purchase 0.074022 shares of Class A common stock at an exercise price of $18.00 per share, and one warrant to purchase 0.037011 shares of Class A common stock at an exercise price of $20.00 per share.
At your own choosing, you may exercise some or all of your subscription rights. You may also elect not to exercise any subscription rights at all. For a description of the minimum subscription amount, see “—Is there a minimum subscription amount for Eligible Securityholders to participate in the Rights Offering” and for an example of the minimum subscription amount, see “The Rights Offering —  Minimum Subscription Amount.”
How many warrantholders are receiving subscription rights?
Under the terms of certain of our outstanding Lender Warrants, the holders of such Lender Warrants have the right to receive the subscription rights being distributed in the Rights Offering, based on the number of shares of our Class A common stock they could purchase as of the record date by exercising their Lender Warrants. As of the record date, we had outstanding Lender Warrants to purchase 264,218 shares of our Class A common stock for which the warrantholders will receive subscription rights. Warrantholders will not need to exercise their outstanding Lender Warrants in order to receive subscription rights.
Are the subscription rights transferable?
No. The subscription rights are not transferable and will not be listed on any exchange for trading. You may not sell, transfer or assign your subscription rights to anyone else. The sale of any of your shares of Class A common stock after the record date but prior to the closing of the Rights Offering will not result in the transfer of any subscription rights.
Are the Units transferable?
No. The Units are not transferable, nor will they be listed on any exchange for trading. Upon the closing of the Rights Offering, the components of the Units will immediately separate from one another such that the Class A common stock and Rights Offering Warrants will constitute separate securities and will be transferable separately only to the extent permitted by their respective terms.
Once issued, are the Rights Offering Warrants transferable?
No. The Rights Offering Warrants are non-transferable, except in limited circumstances, and will not be listed on any exchange for trading.
Is there a minimum subscription amount for Eligible Securityholders to participate in the Rights Offering?
Yes. You may only purchase whole Units in the Rights Offering at the Subscription Price of $1.8505 per Unit. Further, no fractional shares of our Class A common stock or fractional Rights Offering Warrants will be issued upon the exercise of subscription rights in this offering. See “The Rights Offering — Minimum Subscription Amount.”
The Applicable Fraction is equal to 0.185056, which has been calculated by dividing $45.0 million by the product of (x) the effective purchase price for one share of Class A common stock and associated warrants of $10.00 and (y) the number of Eligible Securities as of October 8, 2021, the record date. As of October 8, 2021, there were 24,052,784 shares of Class A common stock outstanding and 264,218 shares of Class A common stock issuable upon exercise of the Lender Warrants. As a result, if you hold, or are deemed to hold, fewer than six shares of our Class A common stock on the record date, then you will not be able to satisfy the minimum subscription amount and will not be able to participate in the Rights Offering. Accordingly, $11.11 is the minimum subscription amount, which corresponds to the purchase of six Units at a Subscription Price of $1.8505 per Unit.

May I purchase fractional Units in the Rights Offering?
No. Each subscription right may only be exercised for one whole Unit. Furthermore, we will not issue any fractional shares of Class A common stock or Rights Offering Warrants comprising the Units in the Rights Offering. No fractional shares of our Class A common stock or fractional Rights Offering Warrants will be issued upon the exercise of subscription rights in this offering.
Are there any limits on the number of Units I may purchase in the Rights Offering?
Yes. The number of Units that you may purchase in the Rights Offering is limited by the number of Eligible Securities that you held, or were deemed to have held, on the record date. You may only purchase the number of whole Units purchasable upon exercise of the subscription rights distributed to you in the Rights Offering, subject to the satisfaction of the minimum subscription amount. We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in the opinion of our counsel, be unlawful.
What happens if the Rights Offering is not fully subscribed by our Eligible Securityholders?
We have executed the Purchase Agreement with the Purchaser, pursuant to which we have committed to sell, and the Purchaser has committed to purchase from us, in the Backstop Private Placement that number of shares of our Class A common stock and warrants that remain unsubscribed at the Expiration Time, up to a maximum of 4,500,000 shares of Class A common stock and Backstop Warrants to purchase an additional 6,300,000 shares of Class A common stock. The aggregate purchase price for the Purchaser in the Backstop Private Placement will be equal to $45.0 million less the aggregate gross proceeds received from purchasers of Units in this Rights Offering.
Why is there a Purchaser?
Mr. Sanberg, a longtime investor of ours as well as an existing holder of our Class A common stock, proposed an investment of up to $75.0 million in Blue Apron in the form of the Concurrent Private Placement and the fully-backstopped Rights Offering. In the Concurrent Private Placement, the Purchaser agreed to invest, and we expect to receive, an aggregate purchase price of $30.0 million, excluding any proceeds received upon the potential exercise of the Private Placement Warrants in the future. In connection with the Rights Offering and the Backstop Commitment, we anticipate completing the sale of all Units that are available for subscription in our Rights Offering for gross proceeds of approximately $45.0 million, excluding any proceeds received upon the potential exercise of any warrants in the future. The Concurrent Private Placement is expected to close concurrently with the closing of the Backstop Private Placement, in accordance with the terms of the Purchase Agreement.
Will the Purchaser receive any compensation for entering into the Purchase Agreement?
No. The Purchaser will not receive any compensation for entering into the Purchase Agreement, but we have agreed to pay, at and contingent upon the closing of the Rights Offering, Backstop Private Placement and Concurrent Private Placement, up to $400,000 in costs and expenses for professional services incurred by the Purchaser in connection with the negotiation, preparation and consummation of the transactions contemplated by the Purchase Agreement.
How many shares of Class A common stock will the Purchaser beneficially own after the Rights Offering, Backstop Private Placement, and Concurrent Private Placement?
As a result of the Concurrent Private Placement, the Purchaser will acquire 3,000,000 shares of our Class A common stock and Private Placement Warrants to purchase 4,200,000 shares of our Class A common stock. The Purchaser has committed to purchase that number of shares of our Class A common stock and warrants that remain unsubscribed at the Expiration Time. Certain of our directors, including Linda Findley and Elizabeth Huebner, who owned Class A common stock as of the record date have indicated that they intend to exercise the subscription rights they receive in the Rights Offering in full. Pursuant to these indications of interest to participate, we anticipate that our directors and officers would purchase an aggregate of 134,189 Units in the Rights Offering, composed of 24,832 shares of Class A common stock and Rights Offering Warrants to purchase 34,764 shares of Class A common stock.
If no Eligible Securityholders exercise their subscription rights, other than the directors and executive officers described above, then the Purchaser will purchase 4,475,168 shares of Class A common stock and 72,548,439 Backstop Warrants in the Backstop Private Placement. In that case and taking into account the 311,263 shares of Class A common stock owned by the Purchaser and its affiliates prior to the Rights Offering, the aggregate beneficial ownership of the Purchaser of our Class A common stock immediately following the Capital Raise would be approximately 24.7% and the ownership interest of the remaining stockholders would decrease to approximately 75.3%.
How many shares of Class A common stock will be outstanding after the Rights Offering, Backstop Private Placement and Concurrent Private Placement?
As of October 8, 2021, we had 24,052,784 shares of Class A common stock issued and outstanding. We expect to issue up to 4,500,000 shares of Class A common stock, in the aggregate, in the Rights Offering and the Backstop Private Placement, and we expect to issue an additional 3,000,000 shares of Class A common stock in the Concurrent Private Placement. After the Capital Raise and based on the shares of Class A common stock issued and outstanding as of October 8, 2021, we anticipate that we will have up to 31,552,784 shares of Class A common stock outstanding, not including the shares of Class A common stock underlying the Rights Offering Warrants, Backstop Warrants, Private Placement Warrants, or Salzberg Warrants, or up to 42,472,784 shares of Class A common stock assuming the exercise of all issued and outstanding Rights Offering Warrants, Backstop Warrants, Private Placement Warrants, and Salzberg Warrants, subject to adjustment to eliminate fractional shares and fractional Rights Offering Warrants, Backstop Warrants, Private Placement Warrants, and Salzberg Warrants.
Are there any conditions to the completion of this Rights Offering?
There are no conditions precedent to the Rights Offering. Our obligation to close the Rights Offering and to distribute the Units subscribed for in the Rights Offering is not conditioned upon the satisfaction or waiver of any conditions. Pursuant to the terms of our outstanding Lender Warrants, we will need to provide timely notice of the record date to such lenders.
Are there any conditions to the Purchaser’s obligations under the Purchase Agreement, or termination rights under the Purchase Agreement?
Yes. The Purchaser’s obligation to purchase securities pursuant to the Purchase Agreement and to fulfill its Backstop Commitment is subject to certain customary closing conditions, including completion of the Rights Offering and the authorization of the shares of Class A common stock purchased under the Purchase Agreement and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants and/or the Backstop Warrants for listing under the NYSE. In addition, the obligation of each party to consummate the Backstop Private Placement and Concurrent Private Placement is conditioned upon, among other things, the accuracy of the representations and warranties of the other party (subject to certain customary exceptions), and material compliance by the other party with its covenants under the Purchase Agreement.
The Purchase Agreement contains customary termination rights for us and the Purchaser, including that it may be terminated, subject to the terms and conditions of the Purchase Agreement: (i) by mutual written consent of parties; (ii) by either us or the Purchaser upon the other party’s uncured material breach of any representation, warranty, covenant or agreement under the Purchase Agreement; or (iii) if the Rights Offering, Backstop Private Placement and Concurrent Private Placement are not consummated by March 14, 2022. If the Purchase Agreement is terminated by either us or the Purchaser in accordance with its terms, we have agreed to repurchase from Mr. M. Salzberg the securities issued in the Salzberg Private Placement at the original purchase price.
For more information, see “The Purchase Agreement”.

How will Blue Apron use the proceeds from the Capital Raise?
Following the completion of the Capital Raise, we plan to use the net proceeds of the Capital Raise for general corporate purposes, which will primarily consist of efforts to accelerate our growth strategy to drive revenue and customer growth and the adoption of certain initiatives to help build upon our ESG program. For a further description of our intended use of proceeds, see “Business Strategy and Use of Proceeds.”
How were the Subscription Price of $1.8505 per Unit and the exercise prices of the Rights Offering Warrants determined?
The Subscription Price of $1.8505 per Unit and the exercise prices of the Rights Offering Warrants were established by our board of directors based on several considerations, including negotiations with the Purchaser regarding the price per share of Class A common stock to be issued in the Concurrent Private Placement and the exercise prices of the warrants to be issued in the Concurrent Private Placement; the Purchaser’s commitment under the Purchase Agreement to purchase that number of shares of our Class A common stock and warrants that remain unsubscribed at the Expiration Time; the historical and current trading prices of our Class A common stock; our need for liquidity and capital; the likely cost of capital from other sources; and other strategic and financing alternatives reasonably available to us. On September 14, 2021, the date prior to the announcement of the Rights Offering, the last reported sale price of our Class A common stock was $3.88 per share. As of October 8, 2021, the last reported sale price of our Class A common stock was $6.84 per share. The Subscription Price of $1.8505 per Unit does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value, or to the market price of our Class A common stock.
The securities issuable in connection with the Rights Offering, or pursuant to the Purchase Agreement in the Backstop Private Placement, will immediately separate from one another upon issuance such that any shares of Class A common stock and Rights Offering Warrants or Backstop Warrants will be issued separately and will constitute separate securities. The Subscription Price of $1.8505 per Unit may not be indicative of the fair value of either the Class A common stock or the Rights Offering Warrants.
Further, the market price of our Class A common stock could decline during or after the Rights Offering, and you may not be able to sell shares of our Class A common stock purchased in the Rights Offering or issuable upon exercise of the Rights Offering Warrants purchased in the Rights Offering at a price equal to or greater than the price paid for each share of Class A common stock in the Rights Offering, or at all. We do not intend to change the Subscription Price or the terms of the securities in response to fluctuations in the trading price of shares of our Class A common stock, if any, prior to the closing of the Rights Offering.
Am I required to subscribe in the Rights Offering?
No. Subject to satisfaction of the minimum subscription amount, you may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, you will not be issued any shares of Class A common stock or Rights Offering Warrants in connection with the Rights Offering. If you choose not to exercise your subscription rights in full (subject to satisfaction of the minimum subscription amount), your ownership interest in our capital stock will be diluted by the issuance of shares of the Class A common stock in the Rights Offering, any future issuances of shares of Class A common stock upon exercise of Rights Offering Warrants, and any issuances of securities in the Backstop Private Placement. Whether or not you exercise any subscription rights, your ownership interest in our capital stock will also be diluted by the issuance of securities in the Concurrent Private Placement.
How soon must I act to exercise my subscription rights?
The subscription rights may be exercised at any time during the Subscription Period, which will commence on October 12, 2021, and will expire at 5:00 p.m., Eastern time, on October 28, 2021, unless we extend such period. We do not currently intend to extend the Subscription Period. If you elect to exercise any subscription rights, the Subscription Agent, Computershare Trust Company, N.A., must receive all required documents and payments from you at or prior to the Expiration Time. If you elect to exercise any

x

subscription rights and timely submit all required documents and payment prior to the Expiration Time, your subscription rights will be considered exercised at the Expiration Time.
How do I exercise my subscription rights?
If you wish to participate in the Rights Offering, you must properly complete the enclosed rights certificate and deliver it, along with the aggregate Subscription Price (without any deductions for wire transfer fees, bank charges or similar fees) and any other materials required pursuant to the instruction letter that accompanies the rights certificate to the Subscription Agent prior to the Expiration Time, which is 5:00 p.m., Eastern time, on October 28, 2021, unless we extend such period. If you use the mail, we recommend that you use insured, registered mail, postage prepaid, return-receipt requested.
To ensure sufficient payment, payments should be rounded up to the nearest whole penny. If you send a payment that is insufficient to purchase the number of Units you requested, or if the number of Units you requested is not specified in the forms, but, in each case, which satisfies the minimum subscription amount, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received. If the payment exceeds the Subscription Price for the full exercise of your subscription rights, or if you subscribe for more Units than you are eligible to purchase, then the excess will be returned to you as soon as practicable, without interest or penalty. If you send a payment that is insufficient to exercise the minimum subscription amount or are otherwise ineligible to exercise subscription rights, your subscription rights will not be exercised and your entire payment received by the Subscription Agent will be returned to you as soon as practicable, without interest or penalty, following the Expiration Time. You will not receive interest on any payments refunded to you under the Rights Offering. We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in the opinion of our counsel, be unlawful. If you elect to exercise any subscription rights and timely submit all required documents and payment prior to the Expiration Time, your subscription rights will be considered exercised at the Expiration Time.
DO NOT DELIVER COMPLETED RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO BLUE APRON HOLDINGS, INC.
What should I do if I want to participate in the Rights Offering but my subscription rights are held in the name of a broker, dealer, custodian bank or other nominee?
If your shares or other eligible securities are held in “street name” through a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the subscription rights you own. Your broker, dealer, custodian bank or other nominee, as the record holder, will notify you of the Rights Offering. The record holder must exercise the subscription rights and send payment of the aggregate Subscription Price on your behalf. If you wish to exercise subscription rights in the Rights Offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. You will not receive a rights certificate from us. Please follow the instructions of your broker, dealer, custodian bank or other nominee in exercising your subscription rights. Your broker, dealer, custodian bank or other nominee may establish a submission deadline that is before the Expiration Time. We assume no responsibility in respect of the timely administration of your broker, dealer, custodian bank or other nominee to perform its obligations on your behalf.
When and how will I receive the shares of Class A common stock upon exercise of my subscription rights?
As soon as practicable after the closing of the Rights Offering, the shares of Class A common stock subscribed for in the Rights Offering will be issued in book-entry form to each holder of record that subscribes, as applicable. We will not issue any physical stock certificates. If you are a holder of record of our Class A common stock or hold eligible Lender Warrants, shortly after the Expiration Time, you will receive a statement of ownership from our transfer agent, Computershare Trust Company, N.A., reflecting the shares of Class A common stock that you have purchased in the Rights Offering. If your shares or other eligible securities are held in the name of a broker, dealer, custodian bank or other nominee, your shares of Class A common stock will be issued to the same account. You may request a statement of ownership from the broker, dealer, custodian bank or other nominee following the completion of the Rights Offering.

When and how will I receive the Rights Offering Warrants upon exercise of my subscription rights?
Rights Offering Warrants included in the Units purchased in the Rights Offering will be issued only in book-entry form (i.e., no physical warrants will be issued). If you are the holder of record of Class A common stock or hold eligible Lender Warrants, shortly after the Expiration Time, you will receive a statement of ownership from our transfer agent or Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A., who are serving collectively as our Warrant Agent. If your shares of Class A common stock or Lender Warrants are registered in the name of a broker, dealer, bank or other nominee, your Rights Offering Warrants included in the Units will be issued to the same account, and you may request a statement of ownership from the nominee following the expiration of the Rights Offering.
Is Blue Apron requiring a minimum aggregate subscription to close the Rights Offering?
No. There is no minimum aggregate subscription requirement to close the Rights Offering. If, however, we issue any Units in the Rights Offering, we will issue all Units in respect of subscription rights that are properly exercised prior to the Expiration Time. The Purchaser has agreed to purchase any Units underlying subscription rights not exercised prior to the Expiration Time pursuant to its Backstop Commitment under the Purchase Agreement. See “— What happens if the Rights Offering is not fully subscribed by our Eligible Securityholders?” for further information. As a result, whether or not you participate in the Rights Offering, we expect to issue 4,500,000 shares of Class A common stock and warrants to purchase an additional 6,300,000 shares of Class A common stock in connection with the Rights Offering and the related Backstop Private Placement as well as the shares of Class A common stock and associated warrants to be issued to the Purchaser in the Concurrent Private Placement.
What are the material terms of the Rights Offering Warrants?
Pursuant to the terms of the Rights Offering, the Rights Offering Warrants will consist of (i) 24,317,002 warrants, each to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (ii) 24,317,002 warrants, each to purchase the Applicable Fraction of 0.4 of one share of Class A common stock, at an exercise price of $18.00 per share, and (iii) 24,317,002 warrants, each to purchase the Applicable Fraction of 0.2 of one share of Class A common stock, at an exercise price of $20.00 per share. No fractional shares of Class A common stock or fractional Rights Offering Warrants will be issued upon the exercise of any subscription rights for Units issuable in this offering, and an Eligible Securityholder must exercise subscription rights for the number of Units which would result in the issuance of at least one (1) whole share of our Class A common stock to participate in the Rights Offering. As a result, each Eligible Securityholder must exercise subscription rights for at least six Units to participate in the Rights Offering. Further, Rights Offering Warrants received by an Eligible Securityholder may only be exercised to purchase whole numbers of shares of our Class A common stock and may not be exercised in respect of any fractional shares of our Class A common stock. Eligible Securityholders may aggregate Rights Offering Warrants that they hold with the same exercise price for the purpose of exercise.
The Applicable Fraction is equal to 0.185056, which was calculated by dividing (a) $45.0 million by (b) the product of (i) the effective purchase price for one share of Class A common stock and associated warrants of $10.00 and (ii) 24,317,002, the number of shares of Class A common stock held (or issuable upon exercise of the Lender Warrants) by the Eligible Securityholders as of the record date. As a result, the Rights Offering Warrants consist of (i) 24,317,002 warrants, each to purchase 0.148045 shares of Class A common stock, at an exercise price of $15.00 per share, (ii) 24,317,002 warrants, each to purchase 0.074022 shares of Class A common stock, at an exercise price of $18.00 per share, and (iii) 24,317,002 warrants, each to purchase 0.037011 shares of Class A common stock, at an exercise price of $20.00 per share. The number of shares of our Class A common stock underlying the Rights Offering Warrants and the exercise prices, as applicable, are subject to certain adjustments in connection with, among other events, a stock split, a stock dividend, a subdivision, combination, repurchase or reclassification of shares of our Class A common stock. See “Description of the Rights Offering Warrants — Adjustments” for more information.
Subject to applicable laws and regulations, the Rights Offering Warrants may be exercised at any time upon issuance until 5:00 p.m., Eastern time on the seventh anniversary of their date of issuance. The Rights Offering Warrants, as well as the Backstop Warrants, the Private Placement Warrants, and the Salzberg Warrants, are non-transferable, except in limited circumstances, and will not be listed or otherwise trade on any stock exchange. Accordingly, there will not be any market for the Rights Offering Warrants. Other than as specified therein, the Rights Offering Warrants will only be exercisable for cash. However, a Fundamental Transaction (as defined below) resulting in the consideration payable to each holder of our Class A common stock consisting of more than 50% cash and/or equity securities of the acquiring entity shall result in either a cashless exercise of the outstanding Rights Offering Warrants or cancellation of the Rights Offering Warrant, in each case as further described in the form of warrant. The holders of the Rights Offering Warrants will not have voting rights or other rights as a stockholder unless and until (and then only to the extent) the Rights Offering Warrants have been exercised and settled. See “Description of the Rights Offering Warrants” for more information. The Backstop Warrants issued to the Purchaser pursuant to its Backstop Commitment and Concurrent Private Placement will be on substantially the same terms and conditions as the Rights Offering Warrants issued in connection with the Rights Offering.
Can Blue Apron amend the terms of, cancel or extend the Rights Offering?
Although we do not currently intend to do so, subject to the terms of the Purchase Agreement, we may amend the terms of the Rights Offering or modify the Subscription Period of the Rights Offering at any time prior to the Expiration Time with the consent of the Purchaser. We may also cancel or withdraw the Rights Offering at any time prior to the Expiration Time and for any reason with the consent of the Purchaser or upon the termination of the Purchase Agreement. If the Rights Offering is cancelled, all payments of the aggregate Subscription Price received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for Units in the Rights Offering.
How will I be notified if the Rights Offering is extended, amended or terminated?
Any extension, amendment or termination will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. For more information regarding notification of extensions, amendments or the termination of the Rights Offering, see “The Rights Offering — Amendment, Extension or Cancellation.” We cannot extend the Subscription Period of the Rights Offering or amend certain terms of the Rights Offering without the consent of Purchaser.
Has our board of directors made a recommendation to stockholders regarding the Rights Offering?
No. Our board of directors is not making any recommendation regarding your exercise of subscription rights in the Rights Offering or the sale or transfer of the underlying shares of Class A common stock, the underlying Rights Offering Warrants, or the shares of Class A common stock issuable upon exercise of the Rights Offering Warrants. Further, we have not authorized anyone to make any recommendation. Eligible Securityholders who exercise subscription rights will incur investment risk on new money invested. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference in, this prospectus, as it may be supplemented from time to time.
After weighing various factors, as discussed in “The Rights Offering — Reasons for the Rights Offering,” and the effect of the Capital Raise, generating approximately $78.0 million, before expenses, in additional capital for us, excluding any proceeds received upon the potential exercise of any warrants in the future, our board of directors unanimously approved the Purchase Agreement and the Rights Offering, Salzberg Private Placement, Backstop Private Placement, and Concurrent Private Placement. We believe that the Capital Raise is the best alternative for capital raising and is in our best interests and the best interests of our stockholders. As described in “Business Strategy and Use of Proceeds,” the proceeds of the Capital Raise are intended to allow us to accelerate our growth strategy and adopt specified initiatives to help build upon our ESG program, as well as be used to provide additional liquidity for working capital, capital expenditures and general corporate purposes. We may also choose to use up to $5.0 million of proceeds, in our sole discretion, to pay down our existing indebtedness.
Will our directors or executive officers participate in the Rights Offering?
Our directors and executive officers who own shares of Class A common stock are permitted, but not required, to participate in the Rights Offering on the same terms and conditions applicable to all Eligible

Securityholders. Nevertheless, each such director and executive officer may determine, in his or her sole discretion, not to participate in the Rights Offering. Any such director or executive officer who subscribes for Units in the Rights Offering will pay $1.8505 per Unit, the same Subscription Price paid by all other Eligible Securityholders who exercise their subscription rights in the Rights Offering.
Certain of our directors, including Linda Findley and Elizabeth Huebner, who owned Class A common stock as of the record date have indicated that they intend to exercise the subscription rights they receive in the Rights Offering in full. Pursuant to these indications of interest to participate, we anticipate that our directors and officers would purchase an aggregate of 134,189 Units in the Rights Offering, composed of 24,832 shares of Class A common stock and Rights Offering Warrants to purchase 34,764 shares of Class A common stock.
What form of payment is required to purchase the Units offered in the Rights Offering?
Payments submitted to the Subscription Agent must be made in full in U.S. currency by personal check drawn against a U.S. bank payable to “Computershare Trust Company, N.A. (acting as Subscription Agent for Blue Apron Holdings, Inc.)” or by wire transfer.
To be effective, any payment related to the exercise of a subscription right must be received by the Subscription Agent and clear prior to the Expiration Time. You are responsible for all bank or similar fees and charges related to payment by personal check or wire transfer.
To whom should I send my forms and payment?
If your Eligible Securities, and therefore your subscription rights, are held in “street name” through a broker, dealer, custodian bank or other nominee, then you should send the forms specified by your broker, dealer, custodian bank or other nominee, as the record holder, and payment of the aggregate Subscription Price to that record holder in accordance with their instructions. If, as of the record date, you were the record holder of Eligible Securities, then you should send your rights certificate and payment of the aggregate Subscription Price by mail, overnight courier, wire transfer, or other permitted means to the Subscription Agent at the following address:
If delivering by registered first class mail: Computershare Voluntary Corporate Actions/Blue Apron P.O. Box 43011 Providence, RI 02940-3011	If delivering by express mail, courier or other expedited service: Computershare Voluntary Corporate Actions/Blue Apron 150 Royall Street, Suite V Canton, MA 02021
You are responsible for all bank or similar fees and charges related to payment by personal check or wire transfer.
You or, if applicable, your broker, dealer, custodian bank or other nominee, as the record holder, are solely responsible for completing delivery to the Subscription Agent of your rights certificate and payment of the aggregate Subscription Price. You should allow sufficient time for delivery of your rights certificate and payment of the aggregate Subscription Price to the Subscription Agent and clearance of your payment before the Expiration Time of 5:00 p.m. Eastern time, on October 28, 2021, unless such date is extended by us.
After I send in my payment and rights certificate to the Subscription Agent, may I revoke or cancel my exercise of subscription rights?
No. Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke, cancel or change the exercise of your subscription rights or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to do so at the Subscription Price of $1.8505 per Unit. The Subscription Price per Unit may not be indicative of the market value of the subscription rights, the Units, the Class A common stock, the Rights Offering Warrants or shares of Class A common stock issuable upon exercise of the Rights Offering Warrants. We cannot predict the price at which our Class A common stock will trade after the Rights Offering. Prior to the issuance of our Class A common stock and Rights Offering Warrants in the Rights Offering, there will be no market for the Rights Offering Warrants and you may not be able to sell the Rights Offering Warrants at a price you believe may be indicated by the price per Unit, if at all.
If the Rights Offering is cancelled, will my payment of the aggregate Subscription Price be refunded to me?
Yes. The Subscription Agent will hold all funds it receives in payment for Units in a segregated bank account until the closing or cancellation of the Rights Offering. If the Rights Offering is cancelled for any reason, the Subscription Agent will return as soon as practicable, without interest or penalty, all payments of the aggregate Subscription Price. If your shares or other eligible securities are held in “street name,” it may take longer for you to receive your payment of the Subscription Price because the Subscription Agent will return payments through the record holder of your shares.
If all or a portion of my subscription is not accepted, will any excess payment of the aggregate Subscription Price be refunded to me?
Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until closing or cancellation of the Rights Offering. If we do not accept all or a portion of your subscription, all excess payment of your aggregate Subscription Price received by the Subscription Agent will be returned as soon as practicable, without interest or penalty. If your shares or other eligible securities are held in “street name,” it may take longer for you to receive your payment of the Subscription Price because the Subscription Agent will return payments through the record holder of your shares.
What fees or charges apply if I exercise my subscription rights in the Rights Offering?
We are not charging any fee or sales commission to issue subscription rights or Units to you or to issue the shares of Class A common stock or Rights Offering Warrants comprising the Units to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you. In addition, you are responsible for paying any transaction fees or commissions that you may incur in connection with the exercise of your subscription rights or the sale or purchase of the Class A common stock or Rights Offering Warrants comprising the Units.
What risks should I consider in deciding whether or not to exercise my subscription rights?
In deciding whether to participate in the Rights Offering, you should carefully consider the discussion of risks and uncertainties affecting us, the Rights Offering, the Class A common stock, the Rights Offering Warrants, the Backstop Private Placement and the Concurrent Private Placement that are described under “Risk Factors” in this prospectus. You should also carefully review documents incorporated by reference into this prospectus. See “Incorporation of Certain Documents by Reference.”
If I live outside of the United States, does that affect my exercise of subscription rights?
For purposes of assuring that we will not breach the laws of any country outside of the United States, we will not mail this prospectus or the rights certificate to Eligible Securityholders whose addresses are outside the United States or who have a foreign post office address. The Subscription Agent will hold the rights certificates on behalf of such Eligible Securityholders. If you live outside of the United States and wish to exercise your subscription rights, you must notify the Subscription Agent on or before 5:00 p.m., Eastern time, on October 21, 2021, which is five (5) business days prior to the Expiration Time of the Subscription Period. See “The Rights Offering — Foreign Stockholders.”
What are the material U.S. federal income tax consequences of participating in the Rights Offering?
Please see “Material U.S. Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of the receipt of subscription rights and of participating in the Rights Offering. See also “Risk Factors — The receipt of subscription rights may be treated as a taxable distribution to you.”
Whom should I contact if I have other questions?
If you have any questions regarding the Rights Offering, completing a rights certificate or submitting payment in the Rights Offering, please contact our Information Agent, Georgeson LLC, for the Rights Offering at 800-903-2897 or, if you are outside the U.S. or Canada, 781-575-2137. For a more complete description of the Rights Offering and related transactions, see “The Rights Offering.”

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference herein and therein. This summary does not contain all of the information you should consider before making an investment decision in our securities. You should read this entire prospectus carefully, especially the risks of investing in our Class A common stock discussed under “Risk Factors” beginning on page 12 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference into this prospectus, before making an investment decision.
Overview
Blue Apron’s vision is “better living through better food.” Founded in 2012, we are on a mission to spark discovery, connection, and joy through cooking. We offer fresh, chef-designed recipes that empower our customers to embrace their culinary curiosity and challenge their abilities to see what a difference cooking quality food can make in their lives.
Our core product is the meal experience we help our customers create. These experiences extend from discovering new recipes, ingredients, and cooking techniques to preparing meals with families and loved ones to sharing photos and stories of culinary triumphs. Central to these experiences are the original recipes we design with fresh, seasonally inspired produce and high quality ingredients sent directly to our customers. We do this by employing technology and expertise across many disciplines — demand planning, recipe creation, procurement, recipe merchandising, fulfillment operations, distribution, customer service, and marketing — to drive our end-to-end value chain. We offer our customers three weekly meal plans — a Two-Serving Plan, a Four-Serving Plan, and Meal Prep Plan. We also sell wine, which can be paired with our meals, through Blue Apron Wine, our direct-to-consumer wine delivery service. Through Blue Apron Market, our e-commerce market, we sell a curated selection of cooking tools, utensils, pantry items, add-on products for different culinary occasions, which are tested and recommended by our culinary team, and à la carte wine offerings.
Recent and Proposed Governance Changes
Mr. Sanberg proposed an investment of up to $75.0 million in Blue Apron to provide us with capital for accelerating our growth strategy and to adopt specified initiatives to help build upon our ESG program. On September 15, 2021, we entered into the Purchase Agreement with the Purchaser, an affiliate of Mr. Sanberg, and Mr. M. Salzberg. In accordance with the Purchase Agreement, our board of directors adopted resolutions regarding the following:
•
We shall (a) use reasonable best efforts to conduct and complete a greenhouse gas emissions inventory survey by December 31, 2021 to aid us in assessing our carbon footprint, (b) be “carbon neutral” with respect to our Scope 1, Scope 2 and Scope 3 emissions (in each case, as defined by the Greenhouse Gas Protocol as in effect as of the closing of the Concurrent Private Placement described herein), whether through the purchase of carbon offsets or otherwise, from and after March 31, 2022, and (c) for the purpose of effecting the obligations in clauses (a) and (b), engage the services of a third-party consulting firm.

•
Within thirty (30) days of closing the transactions contemplated by the Purchase Agreement, we shall provide a minimum wage of at least $15 per hour to all hourly employees. Without limiting the foregoing, we shall thereafter use reasonable best efforts to adopt a policy that we will offer wages to our hourly employees that are at least equal to those wages offered by other similarly sized companies which are primarily in the business of offering meal kits directly to consumers.

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We shall use reasonable best efforts to cause our proposed nominees to the board of directors included in the our proxy statement for the 2022 annual stockholders meeting to be composed of individuals such that at least half of the proposed nominees are women and at least half of the proposed nominees are persons of color. To the extent that following the 2022 annual stockholder meeting, the board of directors is not composed of individuals such that at least half of the directors are women and at least half of the directors are persons of color, we will increase the size of the board of directors and appoint new directors to the board, or will obtain resignations from then-current directors, such that at least half of the directors are women and at least half of the directors are persons of color.
Further, pursuant to the Purchase Agreement, we will also propose amendments to our restated certificate of incorporation, as amended, in connection with our 2022 annual meeting of stockholders to:
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permit one or more stockholders, representing at least twenty-five percent (25%) of the voting power of our outstanding capital stock to call a special meeting of stockholders;

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eliminate the requirement that the affirmative vote of a supermajority of stockholders be required to remove a director; and

•
eliminate the requirement that the affirmative vote of a supermajority of stockholders be required to amend our restated certificate of incorporation, as amended, or our bylaws, subject to certain exceptions.

Additionally, upon closing the transactions pursuant to the Purchase Agreement, we shall amend our bylaws to permit “proxy access” to facilitate the ability of our stockholders to nominate director candidates for inclusion on our proxy statement in connection with our annual meeting of stockholders.
In connection with the Capital Raise, on September 15, 2021, certain of our existing holders of Class B common stock, including Mr. M. Salzberg and Mr. B. Salzberg, who were both then serving as members of our board of directors, and certain of their affiliated entities, and Mr. Sanberg and certain of his affiliated entities, elected to convert all of their respective outstanding shares of Class B common stock voluntarily into Class A common stock, effective immediately. As a result of these conversions, pursuant to our restated certificate of incorporation, as amended, which provides for the automatic conversion of all outstanding shares of Class B common stock when the outstanding shares of Class B common stock represents less than 5% of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, each outstanding share of Class B common stock automatically converted into one share of Class A common stock, on a one-for-one share basis. This automatic conversion collapsed our multi-class voting structure and eliminated all outstanding shares of the super-voting Class B common stock.
Prior to the Capital Raise, at our 2021 annual meeting of stockholders, our stockholders voted on and approved an amendment to our restated certificate of incorporation, as amended, to declassify our board of directors. This declassification amendment provides that directors will be elected to one-year terms of office beginning at our 2022 annual meeting of stockholders, such that at our 2024 annual meeting of stockholders, there will be a single class of directors subject to annual election for one-year terms.
On June 14, 2021, our board of directors approved and adopted an amendment to our bylaws to provide for majority voting in uncontested elections of directors, which amendment will apply to the election of directors starting with our 2022 annual meeting of stockholders. Under this bylaw amendment, in an uncontested election, a director nominee may be elected only upon the affirmative vote of a majority of the total votes cast, which means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Votes cast do not include abstentions or shares as to which a stockholder gives no authority or discretion, including “broker non-votes.” Prior to the adoption of this amendment, members of our board of directors were elected by a plurality of votes cast, whether or not the election was contested. Our bylaws will retain plurality voting for contested director elections.
Concurrent Private Placement
On September 15, 2021, we entered into the Purchase Agreement with the Purchaser, an affiliate of Mr. Sanberg, a longtime investor of ours as well as an existing holder of our Class A common stock, and Mr. M. Salzberg, one of our co-founders and the then-chairman of our board of directors. Pursuant to the Purchase Agreement, we agreed to sell, and the Purchaser agreed to purchase, in the Concurrent Private Placement concurrently with the closing of the Backstop Private Placement, on the same terms as the Backstop Private Placement and for an aggregate purchase price of $30.0 million, (i) 3,000,000 shares of Class A common stock, (ii) warrants to purchase 2,400,000 shares of Class A common stock at an exercise price of $15.00 per share, (iii) warrants to purchase 1,200,000 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) warrants to purchase 600,000 shares of Class A common stock at an exercise price of $20.00 per share. The shares of Class A common stock and warrants issuable pursuant to the Concurrent Private Placement will have the same terms and conditions as the shares of Class A common stock and Backstop Warrants to be issued pursuant to the Backstop Private Placement.
Salzberg Private Placement
On September 15, 2021, pursuant to the Purchase Agreement, we agreed to sell to Mr. M. Salzberg, and Mr. M. Salzberg agreed to purchase from us, in the Salzberg Private Placement, on the same terms as the Backstop Private Placement and Concurrent Private Placement and for an aggregate purchase price of $3.0 million, (i) 300,000 shares of Class A common stock, (ii) warrants to purchase 240,000 shares of Class A common stock at an exercise price of $15.00 per share, (iii) warrants to purchase 120,000 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) warrants to purchase 60,000 shares of Class A common stock at an exercise price of $20.00 per share. The Salzberg Private Placement closed concurrently with the signing of the Purchase Agreement on September 15, 2021. The price paid by Mr. M. Salzberg for such securities in the Salzberg Private Placement was equivalent to the Subscription Price. If the Purchase Agreement is terminated by either us or the Purchaser in accordance with its terms, we have agreed to repurchase from Mr. M. Salzberg the securities issued in the Salzberg Private Placement at the original purchase price.
Board of Directors Changes
Effective upon the closing of the Salzberg Private Placement and the public announcement of the Capital Raise on September 15, 2021, Mr. M. Salzberg and Mr. B. Salzberg resigned from our board of directors. Ms. Jennifer Carr-Smith, one of our independent directors, was appointed as chair of the board effective upon the resignation of Mr. M. Salzberg. As of the date hereof, we currently have five directors on our board of directors. We intend to commence a search for additional directors promptly in light of commitments specified in the Purchase Agreement.
Corporate Information
We were incorporated under the laws of the state of Delaware on December 22, 2016. Our principal executive offices are located at 28 Liberty Street, New York, New York 10005, and our telephone number at that address is (347) 719-4312. Our website address is www.blueapron.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
As a company with less than $1.07 billion of revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to as the JOBS Act). We may remain an emerging growth company until December 31, 2022, or until such earlier time as we have more than $1.07 billion in annual revenue, the market value of our stock held by non-affiliates is more than $700 million or we issue more than $1 billion of non-convertible debt over a three-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not emerging growth companies.
We are also a “smaller reporting company” because the market value of our stock held by non-affiliates is less than $250 million. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

THE RIGHTS OFFERING
This summary highlights the information contained elsewhere in this prospectus and certain other information relating to the Rights Offering. You should carefully read the following summary together with the more detailed description of the terms of the Rights Offering contained elsewhere in this prospectus. See “The Rights Offering.”
The Rights Offering
We are distributing non-transferable subscription rights, at no charge to the holders of record as of the record date of (a) our outstanding shares of Class A common stock and (b) certain Lender Warrants. We are distributing to each Eligible Securityholder one (1) subscription right for each whole share of our Class A common stock as well as each whole share issuable upon exercise of the outstanding Lender Warrants held by each such Eligible Securityholder as of the record date.
Each subscription right entitles an Eligible Securityholder to purchase, at such Eligible Securityholder’s election, one (1) Unit consisting of (i) the Applicable Fraction of one share of Class A common stock, (ii) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share. As a result, each Unit consists of (i) 0.185056 shares of Class A common stock, (ii) one warrant to purchase 0.148045 shares of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase 0.074022 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase 0.037011 shares of Class A common stock at an exercise price of $20.00 per share. If all Eligible Securityholders exercise their subscription rights in full, we would issue in connection with the Rights Offering, in the aggregate, a maximum of 4,500,000 shares of Class A common stock and Rights Offering Warrants to purchase an additional 6,300,000 shares of Class A common stock. In the Backstop Private Placement, the Purchaser has agreed to purchase that number of shares of Class A common stock and warrants that remain unsubscribed in the Rights Offering.
Subject to satisfying the minimum subscription amount, you may exercise all or a portion of your subscription rights for whole Units or you may choose not to exercise any of your subscription rights at all.
Subscription Price
The Subscription Price is $1.8505 per Unit, payable in cash. This results in an effective purchase price of $10.00 for one share of Class A common stock and associated warrants. To be effective, any payment related to the exercise of the subscription rights must be received by the Subscription Agent and clear before the Expiration Time.
Record Date
5:00 p.m. Eastern time on October 8, 2021.
Subscription Period
The subscription rights may be exercised at any time during the Subscription Period, which will commence on October 12, 2021, and will expire at 5:00 p.m., Eastern time, on October 28, 2021, unless we extend such period. Subscription rights that are not exercised by the Expiration Time will expire and will have no value. Any Units underlying subscription rights not exercised prior to the Expiration Time will be purchased by the Purchaser pursuant to its Backstop Commitment under the Purchase Agreement, subject to the terms thereof.
No Fractional Units, Shares or Rights Offering Warrants; Minimum Subscription Amount
No fractional units will be issued in the Rights Offering. No fractional shares of Class A common stock or fractional Rights Offering Warrants will be issued upon the exercise of any subscription rights for Units issuable in this offering. Rights Offering Warrants received by an Eligible Securityholder may only be exercised to purchase whole numbers of shares of our Class A common stock and may not be exercised in respect of any fractional shares of our Class A common stock. Eligible Securityholders may aggregate Rights Offering Warrants that they hold with the same exercise price for the purpose of exercise. Accordingly, the minimum subscription amount is $11.11, which corresponds to the purchase of six Units at a Subscription Price of $1.8505 per Unit.
Brokerage Account
Stockholders
If you are a beneficial owner of Eligible Securities that are registered in the name of a broker, dealer, custodian bank or other nominee, and you wish to participate in the Rights Offering, you should immediately instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf and deliver all required documents and payment before the Expiration Time.
Procedures for Exercising Subscription Rights
To exercise your subscription rights, you must complete the rights certificate and deliver the certificate to the Subscription Agent before the Expiration Time. Your subscription must include full payment for the exercise of all of your subscription rights that you wish to exercise.
You are solely responsible for completing delivery to the Subscription Agent of your rights certificate and payment of your aggregate Subscription Price. You should allow sufficient time for delivery of your rights certificate and payment of the aggregate Subscription Price to the Subscription Agent so that the Subscription Agent receives them prior to the Expiration Time.
We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in the opinion of our counsel, be unlawful.
For details regarding the procedures and requirements for exercising your subscription rights, see “The Rights Offering — Procedures for Exercising Subscription Rights” and “The Rights Offering — Payment Methods” below for more information.
Backstop Commitment
The Purchase Agreement obligates us to sell to the Purchaser, and the Purchaser to purchase from us, for an aggregate purchase price equal to $45.0 million, less the aggregate purchase price received from purchasers of Units in this Rights Offering, in the Backstop

Private Placement that number of shares of Class A common stock and warrants that remain unsubscribed at the Expiration Time, up to a maximum of 4,500,000 shares of Class A common stock and Backstop Warrants to purchase an additional 6,300,000 shares of Class A common stock. If our Eligible Securityholders (other than the Purchaser) do not purchase any Units in the Rights Offering, the Purchaser will purchase all of the Units offered in the Rights Offering, following which the Purchaser’s and its affiliates’ beneficial ownership of our Class A common stock, including the shares of Class A common stock purchased in the Concurrent Private Placement but excluding the issuance of any Class A common stock issuable upon the potential exercise of any warrants in the future, would be approximately 23.2% on a fully diluted basis.
Concurrent Private
Placement
The Purchase Agreement obligates us to sell to the Purchaser, and the Purchaser to purchase from us, on the same terms as the Backstop Private Placement and for an aggregate purchase price of $30.0 million, 3,000,000 shares of Class A common stock and warrants to purchase 4,200,000 shares of Class A common stock in the Concurrent Private Placement, which Concurrent Private Placement will close concurrently with the closing of the Backstop Private Placement.
Salzberg Private Placement
Pursuant to the Purchase Agreement, we issued and sold, and Mr. M. Salzberg purchased from us, on the same terms as the Backstop Private Placement and the Concurrent Private Placement and for aggregate gross proceeds of $3.0 million, 300,000 shares of Class A common stock and warrants to purchase 420,000 shares of Class A common stock in the Salzberg Private Placement, which closed on September 15, 2021.
Director and Officer Participation
Certain of our directors, including Linda Findley and Elizabeth Huebner, who owned Class A common stock as of the record date have indicated that they intend to exercise the subscription rights they receive in the Rights Offering in full.
No Obligation to Participate in the Rights Offering
You are under no obligation to exercise your subscription rights to subscribe for any securities in the Rights Offering. If you choose not to participate in the Rights Offering, you do not have to take any special action to decline to participate.
No Revocation of Exercise by Stockholders
All exercises of subscription rights are irrevocable.
Transferability of Subscription Rights
The subscription rights are not transferable.
Transferability of Units
The Units are not transferable, nor will they be listed on any exchange. Upon the closing of the Rights Offering, the Units will immediately separate and the shares of Class A common stock and Rights Offering Warrants will be issued separately and will be transferable separately only to the extent permitted by their respective terms.
Transferability of Rights Offering Warrants
The Rights Offering Warrants are non-transferable, except in limited circumstances, and will not be listed on any stock exchange.

See “Description of the Rights Offering Warrants — Transferability of the Rights Offering Warrants.”
Amendment or Cancellation
We may amend the terms of the Rights Offering or cancel or withdraw the Rights Offering at any time prior to the Expiration Time and for any reason with the consent of the Purchaser. Any amendment or termination will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time.
Use of Proceeds
Assuming the completion of the Capital Raise but excluding any proceeds received upon the potential exercise of any warrants in the future, we expect to receive aggregate net proceeds from the issuance and sale of Class A common stock and warrants in the Capital Raise, after deducting financial advisory fees and other expenses payable by us, of approximately $73.5 million. We intend to use the net proceeds for general corporate purposes.
See “Business Strategy and Use of Proceeds” in this prospectus for a more complete description of the intended use of proceeds from this offering and the related transactions.
No Recommendation
Our board of directors is not making any recommendation regarding your exercise of subscription rights in the Rights Offering or the sale or transfer of the underlying shares of Class A common stock, the underlying Rights Offering Warrants or the shares of Class A common stock issuable upon exercise of the Rights Offering Warrants. Further, we have not authorized anyone to make any recommendation.
Market for Class A Common Stock
Our Class A common stock trades on the NYSE under the symbol “APRN.”
Shares of Class A Common Stock Outstanding Before the Rights Offering
24,052,784 shares of Class A common stock were issued and outstanding as of October 8, 2021.
Shares of Class A Common Stock Outstanding After Completion of the Capital Raise
31,552,784 shares of Class A common stock will be outstanding immediately after completion of the Capital Raise, assuming the issuance and sale of an additional 7,500,000 shares of Class A common stock in the Capital Raise in the aggregate, but excluding the issuance of shares of Class A common stock upon the potential exercise of any warrants then outstanding.
Risk Factors
You should carefully read the section entitled “Risk Factors” beginning at page 12 before you make a decision as to the exercise of your subscription rights. See also “Where You Can Find More Information” on page 65.
Litigation
On October 8, 2021, one of our stockholders filed a derivative lawsuit, captioned Matthew Sciabacucchi v. Jennifer Carr-Smith, Peter Faricy, Brenda Freeman, Elizabeth Huebner, Linda Findley Kozlowski and Blue Apron Holdings, Inc. (which we refer to as the Stockholder Action), in the Delaware Court of Chancery against our company and each member of our board of directors, alleging, among other things, that Amendment No. 1 to our Registration Statement on Form S-3 for the Rights Offering, filed with the SEC on September 28, 2021 (Registration No. 333-259677), failed to disclose all material information necessary to allow stockholders to determine whether to invest in the Rights Offering. We do not believe that additional disclosures are required in connection with the Rights Offering under applicable law. However, in order to avoid the risk of the Stockholder Action delaying or adversely affecting the Rights Offering and Capital Raise and to minimize the expense of defending the Stockholder Action, and without admitting any liability or wrongdoing, we have included certain additional disclosures in the section of the prospectus titled “The Rights Offering  —  Reasons for the Rights Offering” that were not included in this section in the Amendment No. 1 to our Registration Statement on Form S-3 filed on September 28, 2021. We are providing the additional disclosures solely to eliminate the burden and expense of litigation and to avoid any possible disruption to the Rights Offering and Capital Raise that could result from further litigation. Nothing in the additional disclosures should be deemed to be an admission of the legal necessity or materiality of such disclosures under applicable law.
U.S. Federal Income Tax Considerations
For U.S. federal income tax purposes, we intend to take the position that you should not recognize taxable income as a result of the distribution or exercise of your subscription rights. However, there is a lack of authority addressing the application of the Internal Revenue Code, or the Code, to distributions of subscription rights and your receipt of subscription rights may be treated as a taxable distribution. For further information, see “Risk Factors — The receipt of subscription rights may be treated as a taxable distribution to you” and “Material U.S. Federal Income Tax Consequences.” You should, and are urged to, seek specific advice from your personal tax advisor concerning the tax consequences of the Rights Offering applicable to your own tax situation.
Subscription Agent
Computershare Trust Company, N.A.
Information Agent
Georgeson LLC
Questions
Questions regarding the Rights Offering should be directed to the Information Agent at 800-903-2897 or, for persons outside the U.S. or Canada, 781-575-2137.
Escrow of Funds
The Subscription Agent will hold the funds we receive from subscribers until we complete or cancel the Rights Offering. If you are the record holder of your Eligible Securities, and you wish to participate in the Rights Offering, you must submit all of your subscription documents to the Subscription Agent in a timely manner and assure receipt of payment by the Subscription Agent prior to the Expiration Time.

THE RIGHTS OFFERING WARRANTS
This summary highlights the information contained elsewhere in this prospectus. You should carefully read the following summary together with the more detailed description of the terms of the Rights Offering Warrants contained elsewhere in this prospectus. See “Description of the Rights Offering Warrants.”
Issuer
Blue Apron Holdings, Inc., a Delaware corporation.
Securities Issuable upon
Exercise
Class A common stock.
Number of Shares for which Rights Offering Warrants Initially Exercisable
24,317,002 warrants, each to purchase the Applicable Fraction of 0.8 of one share of Class A common stock, for an aggregate of 3,600,000 shares of Class A common stock, at an exercise price of $15.00 per share; 24,317,002 warrants, each to purchase the Applicable Fraction of 0.4 of one share of Class A common stock, for an aggregate of 1,800,000 shares of Class A common stock, at an exercise price of $18.00 per share; and 24,317,002 warrants to purchase the Applicable Fraction of 0.2 of one share of Class A common stock, for an aggregate of 900,000 shares of Class A common stock, at an exercise price of $20.00 per share.
No Fractional Shares Issuable upon Exercise of Rights Offering Warrants
Rights Offering Warrants received by an Eligible Securityholder may only be exercised to purchase whole numbers of shares of our Class A common stock and may not be exercised in respect of any fractional shares of our Class A common stock. Eligible Securityholders may aggregate Rights Offering Warrants that they hold with the same exercise price for the purpose of exercise. We may, in our discretion, aggregate the number of Rights Offering Warrants with the same per-share exercise price that we issue to an Eligible Securityholder so long as the total number of shares of Class A common stock issuable upon exercise of such Rights Offering Warrants is unchanged.
Exercise Prices
$15.00 per share, $18.00 per share, and $20.00 per share, each subject to certain adjustments in connection with, among other events, a stock split, a stock dividend, a subdivision, combination, repurchase or reclassification of shares of our Class A common stock.
Other than as specified therein, holders of the Rights Offering Warrants may only exercise them by paying cash. See “Description of the Rights Offering Warrants — Exercise” for more information.
Exercise Period
Subject to applicable laws and regulations, the Rights Offering Warrants may be exercised at any time starting on the date of issuance until 5:00 p.m., Eastern time on the seventh anniversary of the date of issuance. See “Description of the Rights Offering Warrants — Exercise” for more information.
Anti-dilution Adjustments
The Rights Offering Warrants will be adjusted as necessary to protect holders from the dilutive effects of (a) stock dividends, subdivisions, reclassifications, combinations and similar transactions, (b) certain additional issuances of Class A common stock or securities exercisable or convertible into Class A common stock at a price per share less than the market price of our Class A common stock, (c) distributions of assets other than Class A common stock, and (d) certain repurchases of Class A common stock at a price above the market price of our Class A common stock. Unless a distribution is made in connection with a Fundamental Transaction, if there is a distribution to the holders of Class A common stock (other than pursuant to a subdivision, reclassification, combination and similar transaction), upon exercise of the Rights Offering Warrant, each holder of the Rights Offering Warrant will receive the amount of such distribution such holder would have received on the date of exercise as if the holder had been a record holder of Class A common stock on the date of such distribution, in addition to the number of shares of Class A common stock receivable upon exercise.
Fundamental Transactions
In the event of any Fundamental Transaction, holders of outstanding Rights Offering Warrants shall be entitled to receive upon exercise of the Rights Offering Warrant the number of shares of Class A common stock receivable upon exercise and any additional consideration receivable as if the holder had been a holder of Class A common stock on the date immediately prior to such Fundamental Transaction. Further, a Fundamental Transaction resulting in the consideration payable to each holder of our Class A common stock consisting of more than 50% cash and/or equity securities of the acquiring entity shall result in either a cashless exercise of the outstanding Rights Offering Warrants or cancellation of the Rights Offering Warrant, in each case as further described in the form of warrant. For the purposes of the Rights Offering Warrants, a Fundamental Transaction is defined as any merger, consolidation, sale of all or substantially all assets, exchange offer, tender offer, recapitalization, reorganization, spin-off, scheme of arrangement or any other transaction resulting in our stockholders immediately before such transaction owning, directly or indirectly, less than a majority of the aggregate voting power of the resultant entity.
Non-redeemable
The Rights Offering Warrants are non-redeemable.
Rights Prior to Exercise
The holders of the Rights Offering Warrants will not have voting rights or other rights as a stockholder unless and until (and then only to the extent) the Rights Offering Warrants have been exercised.
Absence of a Public Market for the Rights Offering
Warrants; Transferability of Rights Offering Warrants
The Rights Offering Warrants are new securities and there is no established trading market for the Rights Offering Warrants. The Rights Offering Warrants, as well as the Backstop Warrants, Private Placement Warrants, and Salzberg Warrants, are non-transferable, except in limited circumstances, and will not be listed or otherwise trade on any stock exchange. Accordingly, there will not be any market for the Rights Offering Warrants. See “Description of the Rights Offering Warrants — Transferability of the Rights Offering Warrants.”
Warrant Agent
Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A., collectively.
Governing law
The Rights Offering Warrants are governed by the laws of the State of New York.

Risk Factors
You should carefully read the section entitled “Risk Factors” beginning on page 12 before you make a decision as to the exercise of your subscription rights. See also “Where You Can Find More Information” on page 65.

RISK FACTORS
Exercising your subscription right to purchase our Class A common stock and Rights Offering Warrants to purchase our Class A common stock in this Rights Offering involves a high degree of risk. Before you decide to exercise your subscription rights and invest in our securities, you should carefully consider the risks and uncertainties described below and those described in the filings we make with the SEC from time to time that are incorporated by reference herein in their entirety, including the risks and uncertainties set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q.
Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. In any such case, the trading price of our Class A common stock could fall, and you may lose all or part of the money you paid to exercise your subscription rights and buy our securities.
Risks Related to this Capital Raise
The transactions contemplated by the Purchase Agreement may be delayed or not occur at all for a variety of reasons, including the possibility that the Purchase Agreement is terminated prior to the completion of the contemplated transactions.
The Purchaser’s obligation to purchase securities pursuant to the Purchase Agreement and to fulfill its Backstop Commitment is subject to certain customary closing conditions, including completion of the Rights Offering and the authorization of the shares of Class A common stock purchased under the Purchase Agreement and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants and/or the Backstop Warrants for listing under the NYSE. In addition, the obligation of us and the Purchaser to consummate the Backstop Private Placement and Concurrent Private Placement is conditioned upon, among other things, the accuracy of the representations and warranties of the other party (subject to certain customary exceptions), and material compliance by the other party with its covenants under the Purchase Agreement. Further, the Purchase Agreement contains customary termination rights for us and the Purchaser, including that it may be terminated, subject to the terms and conditions of the Purchase Agreement: (i) by mutual written consent of parties; (ii) by either us or the Purchaser upon such other party’s uncured material breach of any representation, warranty, covenant or agreement under the Purchase Agreement; or (iii) if the Rights Offering, Backstop Private Placement and Concurrent Private Placement are not consummated by March 14, 2022. Therefore, the transactions contemplated by the Purchase Agreement may not be completed or may not be completed as quickly as expected.
Failure to complete the transactions contemplated by the Purchase Agreement could adversely affect our business and the market price of our Class A common stock in a number of ways, including: the market price of our Class A common stock may decline to the extent that the current market price reflects an assumption that these transactions will be contemplated; we have incurred, and will continue to incur, significant expenses for professional services in connection with these transactions for which we will have received little or no benefit if the Rights Offering, Backstop Private Placement and Concurrent Private Placement are not consummated; and a failure of these transactions to be completed may result in negative publicity and/or give a negative impression of us in the investment community or business community generally. Further, if the Purchase Agreement is terminated by either us or the Purchaser in accordance with its terms, we have agreed to repurchase the Salzberg Private Placement Securities from Mr. M. Salzberg at the original purchase price.
We have invested and will continue to invest significant time, attention and resources, and incur significant expenses in connection with the Rights Offering, the Purchase Agreement, the Backstop Private Placement, and the related transactions. These investments and expenses may not return adequate value if the Rights Offering, the Purchase Agreement, the Backstop Private Placement and the related transactions are ultimately not consummated or are unsuccessful.
We estimate that we will incur approximately $4.5 million in financial advisory and other expenses in connection with the Rights Offering, Concurrent Private Placement, Backstop Private Placement, and

related transactions. We will incur most, if not all, of these expenses even if the Rights Offering is not commenced, the Rights Offering is not ultimately consummated or is unsuccessful, or the sale of securities pursuant to the Purchase Agreement is unsuccessful. If we are unable to sell sufficient securities in the Rights Offering or pursuant to the Purchase Agreement, including if the transactions contemplated by the Purchase Agreement are not consummated, or if we are required to repurchase the Salzberg Private Placement Securities in accordance with the Purchase Agreement, the reduction in proceeds of these transactions may result in our offering-related expenses exceeding the proceeds we receive and, therefore, the proceeds may be insufficient to meet our objectives.
Furthermore, preparations for the Rights Offering, the Purchase Agreement, the Backstop Private Placement, and the related transactions have been time-consuming and a diversion of management’s attention and resources. If the transactions are ultimately not consummated or are otherwise unsuccessful, we could suffer an adverse impact on our reputation, might have lost opportunities to pursue certain other financing alternatives, and will need to seek other capital raising alternatives.
Prior to the closing of the Capital Raise, we are subject to restrictions on our business activities.
While the Purchase Agreement is in effect, we are subject to restrictions on our business activities and must, among other things, use commercially reasonable efforts to, and to cause each of our subsidiaries to, conduct its business and operations in the ordinary course. These restrictions could prevent us from pursuing attractive business opportunities that may arise prior to the consummation of the transactions contemplated by the Purchase Agreement. Although we may be able to pursue such activities with the Purchaser’s consent, the Purchaser may not be willing to provide its consent for us to do so.
The Subscription Price determined for the Rights Offering and the purchase price under the Purchase Agreement may not be indicative of the fair value of our Class A common stock or of Rights Offering Warrants to purchase shares of our Class A common stock.
The Subscription Price of $1.8505 per Unit was established by our board of directors based on several considerations including negotiations with the Purchaser regarding the effective $10.00 price per share of Class A common stock and associated warrants to be issued in the Concurrent Private Placement; the Purchaser’s commitment under the Purchase Agreement to purchase in the Backstop Private Placement that number of shares of our Class A common stock and warrants remain unsubscribed at the Expiration Time; the historical and current trading prices of our Class A common stock; our need for liquidity and capital; the likely cost of capital from other sources; and other strategic and financing alternatives reasonably available to us. On September 14, 2021, the date prior to the announcement of the Rights Offering, the last reported sale price of our Class A common stock was $3.88 per share. As of October 8, 2021, the last reported sale price of our Class A common stock was $6.84 per share. The Subscription Price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value , or to the market price of our Class A common stock.
The securities issuable in connection with the Rights Offering, or pursuant to the Purchase Agreement in the Concurrent Private Placement and Backstop Private Placement, will immediately separate from one another upon issuance such that any shares of Class A common stock and Rights Offering Warrants, Backstop Warrants or Private Placement Warrants to purchase shares of Class A common stock will be issued separately and will constitute separate securities. The Subscription Price may not be indicative of the fair value of either the Class A common stock or the Rights Offering Warrants to purchase shares of the Class A common stock.
Further, the market price of our Class A common stock could decline during or after the Rights Offering, and you may not be able to sell shares of our Class A common stock purchased in the Rights Offering or issuable upon exercise of the Rights Offering Warrants purchased in the Rights Offering at a price equal to or greater than the price you paid, or at all. We do not intend to change the Subscription Price or the terms of the securities in response to fluctuations in the trading price of shares of our Class A common stock, if any, prior to the closing of the Rights Offering.

Whether or not you exercise your subscription rights to purchase shares of Class A common stock and Rights Offering Warrants to purchase shares of Class A common stock in this offering, you will suffer immediate dilution of your investment.
The effective purchase price of $10.00 for one share of Class A common stock and the associated warrants is substantially higher than the as adjusted net tangible book value per share of our Class A common stock. We have not separately valued the warrants but believe that, if you purchase securities in the Rights Offering, you will pay a price per share that substantially exceeds our as adjusted net tangible book value per share after giving effect to the Rights Offering. Based on the effective purchase price of $10.00 for one share of Class A common stock and the associated warrants and assuming (i) no exercise of the Rights Offering Warrants, (ii) no value is attributed to such Rights Offering Warrants, and (iii) such Rights Offering Warrants would be classified as and accounted for as equity, if you purchase securities in the Rights Offering, you will experience immediate dilution of $6.48 per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to the Rights Offering and the effective purchase price of $10.00 for one share of Class A common stock and the associated warrants. To the extent outstanding options are exercised or restricted stock unit awards vest at prices below the price you paid, the Rights Offering Warrants issued in the Rights Offering are accounted for as liabilities, or we issue additional shares of Class A common stock in the future, you will incur further dilution.
Furthermore, the Purchaser has agreed to purchase any Units underlying subscription rights not exercised prior to the Expiration Time pursuant to its Backstop Commitment under the Purchase Agreement. As a result, whether or not you participate in the Rights Offering, we expect to issue, in the aggregate, in the Rights Offering and the Backstop Private Placement, 4,500,000 shares of Class A common stock and warrants to purchase an additional 6,300,000 shares of Class A common stock. The Purchaser has also agreed to purchase, in the Concurrent Private Placement on or about the date of settlement of the securities purchased in the Rights Offering, 3,000,000 shares of Class A common stock and warrants to purchase an additional 4,200,000 shares of Class A common stock.
For additional information on the dilution that you will experience immediately after this Rights Offering, see “Dilution.”
We may amend the terms of the Rights Offering at any time prior to the Expiration Time.
We may amend the terms of the Rights Offering at any time prior to the Expiration Time and for any reason. The terms of the Rights Offering cannot be modified or amended after the Expiration Time, as may be extended from time to time. We may not extend, cancel or terminate the Rights Offering without the consent of the Purchaser or unless the Purchase Agreement is terminated.
You may not receive all or any of the securities for which you subscribe in the Rights Offering.
While we are distributing to each Eligible Securityholder one subscription right for each Eligible Security held as of the record date, no fractional securities will be issued upon the exercise of subscription rights in this Rights Offering. Accordingly, any fractional share of Class A common stock or fractional Rights Offering Warrant to purchase shares of Class A common stock will be rounded down to the nearest whole share or Rights Offering Warrant, as applicable. As a result of this rounding, we cannot guarantee that you will receive the entire amount of securities for which you subscribed. Further, Rights Offering Warrants received by an Eligible Securityholder may only be exercised, when aggregated with other applicable Rights Offering Warrants held by such Eligible Securityholder representing the same rights to purchase shares of Class A common stock at the same applicable exercise price, to purchase whole numbers of shares of our Class A common stock and may not be exercised in respect of any fractional shares of our Class A common stock.
In addition, we are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any securities from holders of subscription rights who are residents of those states or other jurisdictions or who are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those jurisdictions. Subject to state or foreign securities laws and regulations, we also have the discretion to delay allocation and distribution of any Class A common stock and Rights Offering Warrants to purchase Class A common stock you may elect to purchase by exercise of your subscription right in order to comply with state or foreign securities laws. We may decline to make modifications to the terms of the Rights Offering requested by those jurisdictions, in which case, if you are a resident in those jurisdictions or if you are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the subscription rights, you will not be able to participate in the Rights Offering.
Your participation in the Rights Offering is not assured.
If the Rights Offering is terminated or cancelled, then we will not issue you any of the securities you may have subscribed for, and we will not have any obligation to you with respect to the subscription rights except to return any subscription price payments, as soon as practicable, without interest or penalty. However, we may not terminate or cancel the Rights Offering without the consent of the Purchaser or unless the Purchase Agreement is terminated.
You may not revoke your decision to exercise your subscription rights to purchase securities in the Rights Offering after you send us your rights certificate.
If you change your mind about exercising your subscription rights to purchase securities in the Rights Offering, you may not revoke or change the amount of your exercise after you send in your required documents and payment, even if you subsequently learn information about us, our business, financial position, results of operations and cash flows, or the Rights Offering, Purchase Agreement, Backstop Private Placement, Concurrent Private Placement and related transactions that is material or adverse or that you otherwise consider to be unfavorable.
The subscription rights to purchase securities in the Rights Offering are not transferable, and there is no market for the subscription rights.
The subscription rights to purchase securities in the Rights Offering are not transferable. You may not sell, transfer or assign your subscription rights to anyone else. Because the subscription rights are not transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise (or cause your broker, dealer, custodian bank or other nominee to exercise) your subscription rights and acquire the securities issuable thereunder, and such securities must appreciate in value, for you to potentially realize any value from your subscription rights.
You will not be able to resell any of the securities that you may receive pursuant to the exercise of subscription rights immediately upon the Expiration Time.
We expect to deliver the shares of Class A common stock purchased in the Rights Offering to record holders on or about November 4, 2021, and expect to deliver the Rights Offering Warrants underlying the Units purchased in the Rights Offering to the Warrant Agent on or about November 4, 2021. Until the securities are delivered, you will not be able to sell the securities that you purchase in the Rights Offering. Additionally, you will not be able to sell any of the shares of Class A common stock underlying the Rights Offering Warrants until such Rights Offering Warrants are exercised (and then, solely to extent of exercise). The Rights Offering Warrants will be exercisable upon issuance but we will not issue any fractional shares upon the exercise of Rights Offering Warrants.
You will not receive interest on subscription funds, including any funds ultimately returned to you if we are unable to consummate the Rights Offering or it is otherwise unsuccessful.
To exercise your subscription rights, you will be required to deliver the completed rights certificate and any other paperwork to the Subscription Agent along with your payment for the securities. You will not earn any interest on your payment of the Subscription Price while it is being held by the Subscription Agent pending the closing of the Rights Offering, even if we amend the terms of the Rights Offering to extend the Subscription Period. If we cancel the Rights Offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, any payment of the Subscription Price that you have made.

Upon the completion of the Rights Offering and the related transactions pursuant to the Purchase Agreement, Mr. Sanberg and his affiliates will beneficially own a significant portion of our outstanding Class A common stock, and therefore have significant influence over the outcome of matters subject to stockholder approval, including a change of control, which could make our Class A common stock less attractive to some investors or otherwise harm our stock price.
Upon the completion of the Rights Offering and the related transactions pursuant to the Purchase Agreement including the Backstop Private Placement and Concurrent Private Placement but excluding the issuance of shares of Class A common stock issuable upon the potential exercise of any warrants in the future, Mr. Sanberg and his affiliates, in the aggregate, will beneficially own a minimum of 3,311,263 shares of our outstanding Class A common stock (10.5%) and up to an additional 4,500,000 shares of our outstanding Class A common stock (14.3%). This would result in Mr. Sanberg and his affiliates acquiring an additional approximately 24.8% of our then-outstanding capital stock. The Purchase Agreement subjects the Purchaser to a voting agreement, pursuant to which the Purchaser would agree to cause all of our voting securities beneficially owned by it or certain of its affiliates, in excess of 19.9% of the total voting power of our outstanding capital stock to be voted in proportion to, and accordance with, the vote of all of our stockholders, limiting the effective voting power of the securities issued to the Purchaser in the Backstop Private Placement and Concurrent Private Placement to between 19.9% and 26.1%, depending on the number of outstanding shares of capital stock owned by the Purchaser and the votes of other stockholders. This voting agreement would constrain the maximum voting power of the securities issued to the Purchaser in the Backstop Private Placement and Concurrent Private Placement to approximately 26.1% when the Purchaser’s ownership of such securities would constitute approximately 42.8% of the then-outstanding capital stock, assuming the exercise of all Backstop Warrants and Private Placement Warrants in full.
As a result, these stockholders will have significant influence over matters submitted to our stockholders for approval, including the election of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power might delay, defer or prevent a change in control or delay or prevent a merger, consolidation, takeover or other business combination involving us on terms that other stockholders may desire, which, in each case, could adversely affect the market price of our Class A common stock.
We are not making a recommendation as to whether you should participate in the Rights Offering.
Our board of directors is not making any recommendation regarding your exercise of subscription rights in the Rights Offering or the sale or transfer of the securities issuable thereunder or the shares of Class A common stock issuable upon the exercise of the Rights Offering Warrants. Further, we have not authorized anyone to make any recommendation.
The receipt of subscription rights may be treated as a taxable distribution to you.
We believe, and intend to take the position, that the distribution of subscription rights to Eligible Securityholders should be treated, for U.S. federal income tax purposes, as a non-taxable distribution under Section 305(a) of the Code and the Treasury Regulations promulgated thereunder. However, the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering. Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the Internal Revenue Service, or the IRS, or the courts. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the subscription rights upon receipt would be taxable to holders of our common stock to which the subscription right is distributed as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Further, if the position regarding the tax-free treatment of the subscription rights distribution is incorrect, the treatment to Eligible Securityholders of warrants is not clear, and it may differ from, and may be more adverse than, the treatment of the subscription rights distribution to the holders of common stock. Each Eligible Securityholder is urged to consult with his, her or its own tax advisor regarding the tax consequences of the Rights Offering applicable to such holder’s own tax situation. Please see “Material U.S. Federal Income Tax Consequences.”

Risks Related to our Class A Common Stock
The trading price of our Class A common stock has been, and may continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, before or after the subscription rights expire. While the effective price of $10.00 for one share of Class A common stock and associated warrants is higher than the current trading price of our Class A common stock, there is no assurance that the price of our Class A common stock will increase following the Capital Raise.
The stock market in general and the market for our Class A common stock in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. For example, since our initial public offering in June 2017, the market price of our Class A common stock has ranged from a high of $165.00 (adjusted for the reverse stock split that occurred in June 2019) to a low of $2.01.
The price of our Class A common stock may decline after you have elected to exercise your subscription rights, due to the Capital Raise or for other reasons. If that occurs, you may have irrevocably committed to buy shares of our Class A common stock at a price greater than the prevailing market price, or at a greater premium to the prevailing market price than you intended. In addition, the value of the Rights Offering Warrants purchased in the Rights Offering is uncertain with no trading price history, and therefore, you may have also irrevocably committed to buy the Rights Offering Warrants at a price greater than you intended.
As a result of this volatility, you may not be able to sell your Class A common stock at or above the price you paid in the Rights Offering, and you may lose some or all of your investment.
If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.
Since December 31, 2018, eleven of the analysts who formerly covered our stock have ceased to cover our stock, and we currently have only one analyst covering our stock. If the remaining analyst ceases to cover our stock and other analysts do not begin to cover our stock, we could lose additional visibility in the market for our stock, which in turn could cause our stock price to decline further. The trading market for our Class A common stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. There can be no assurance that existing analysts will continue to cover us or that new analysts will begin to cover us. There is also no assurance that any covering analyst will provide favorable coverage. A lack of research coverage or adverse coverage may negatively impact the market price of our Class A common stock and, as a result, the value of the Rights Offering Warrants. In addition, if one or more of the analysts covering our business downgrade their evaluations of our stock or the stock of other companies in our industry, the price of our stock could decline.
Whether or not you fully exercise your subscription rights to purchase securities in this offering, you will suffer dilution of your percentage ownership of Class A common stock as a result of the Capital Raise.
Whether or not you exercise your subscription rights in the Rights Offering in full, at the completion of the Rights Offering and the related transactions pursuant to the Purchase Agreement, you will own a smaller proportional interest in Blue Apron as a result of the completion of the Salzberg Private Placement and the Concurrent Private Placement. If you do not exercise your subscription rights in full, to the extent that any other holders of our securities exercise their subscription rights, or the Purchaser fulfills the Backstop Commitment to purchase, pursuant to the Purchase Agreement, the remainder of securities that holders did not elect to purchase in the Rights Offering, you will be further diluted.
You may experience future dilution as a result of future equity offerings or other issuances of our shares of common stock.
In order to raise additional capital, we may in the future offer additional shares of our Class A common stock or securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price you paid in the Rights Offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in the Rights

Offering, and investors purchasing shares or other securities in the future could have rights superior to those purchased in the Rights Offering.
Sales of additional shares of our Class A common stock or securities convertible into shares of Class A common stock, including the Lender Warrants issued or issuable to our lenders in connection with our senior secured term loan and the Backstop Warrants and Private Placements Warrants issued in connection with the Capital Raise, will dilute our stockholders’ ownership in us.
We have discretion in the use of the net proceeds from the Rights Offering and the related transactions pursuant to the Purchase Agreement. We may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.
Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Business Strategy and Use of Proceeds” in this prospectus, our management will have discretion in the application of the net proceeds from this offering, provided that we will need to satisfy our obligations under the Purchase Agreement, which, among other things, prohibits us from using more than $5,000,000 of the proceeds to repay any existing indebtedness. For a further description of the covenants to the Purchase Agreement, see “— Prior to the closing of the Capital Raise, we are subject to restrictions on our business activities.” Our management could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Class A common stock. You will not have the opportunity to influence our decisions on how to use the net proceeds from this offering. The failure by our management to apply these funds effectively could result in financial losses that could harm our business and cause the price of our Class A common stock to decline. We may invest the net proceeds from this offering, pending their use, in a manner that does not produce income or that loses value.
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of our Class A common stock will be your sole source of gain for the foreseeable future, and investors seeking cash dividends should not purchase shares of our Class A common stock.
We are an “emerging growth company” and a “smaller reporting company,” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the last day of the first fiscal year in which the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of June 30. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
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not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

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reduced disclosure obligations regarding executive compensation;

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and

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an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies.
We are also a smaller reporting company, and we will remain a smaller reporting company until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter. Similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations, such as an exemption from providing selected financial data and an ability to provide simplified executive compensation information and only two years of audited financial statements.
We have elected to take advantage of certain of the reduced reporting obligations. Investors may find our Class A common stock less attractive as a result of our reliance on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.
Risks Related to the Rights Offering Warrants
The holders of Rights Offering Warrants issuable in connection with the Rights Offering will have no rights as holders of our Class A common stock until such holders exercise their Rights Offering Warrants and acquire our Class A common stock.
Until holders of Rights Offering Warrants acquire shares of our Class A common stock upon exercise of the Rights Offering Warrants, such holders will not have voting rights or other rights as a stockholder with respect to the shares of our Class A common stock underlying such Rights Offering Warrants but are entitled to the rights of holders of Class A common stock upon exercise thereof. The holders of the Rights Offering Warrants will be entitled to exercise the rights of holders of Class A common stock only to the extent of the Rights Offering Warrant or Rights Offering Warrants exercised and only as to matters for which the record date occurs after the applicable exercise date.
The Rights Offering Warrants issuable in connection with the Rights Offering may only be transferred in limited circumstances, in accordance with their terms. We do not intend to list the Rights Offering Warrants on any exchange.
In accordance with their terms, the Rights Offering Warrants to purchase Class A common stock issuable in connection with the Rights Offering are only transferable in limited circumstances including upon the death of the holder, to certain trusts for estate-planning purposes, pursuant to a court order, by operation of law, or to an affiliate controlled by, or under common control with, the holder. We do not intend to list the Rights Offering Warrants on any exchange.
The Rights Offering Warrants are speculative in nature.
The Rights Offering Warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, prior to the exercise thereof, and represent the right to acquire shares of Class A common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Rights Offering Warrants may exercise their right to acquire shares of Class A common stock subject to such Rights Offering Warrants and pay the applicable exercise price per share in cash, subject to certain adjustments, prior to the seventh anniversary of the date of issuance, at which time they will expire.
There can be no assurance that the market value of the Class A common stock underlying the Rights Offering Warrants will equal or exceed the respective exercise prices of the Rights Offering Warrants and, consequently, it may never be profitable for holders of the Rights Offering Warrants to exercise the Rights Offering Warrants. Even if the market value of the Class A common stock exceeded the applicable exercise price of the Rights Offering Warrants and you exercised such Rights Offerings Warrants, the price of the Class A common stock could subsequently decline.

BUSINESS STRATEGY AND USE OF PROCEEDS
Business Strategy
Our business strategy draws on various core strengths. Led by an experienced and energized leadership team, we believe we are:
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a category pioneer with a large and desirable subscriber base that has a powerful and emotional brand connection;

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one of the leading brands1 in the meal-kit category built on culinary excellence, premium ingredients and joyful experiences;

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driving an environmental and sustainability strategy through a direct sourcing supply chain, high ingredient standards, established animal welfare requirements, extensive food waste reduction program and deep commitment to recyclable packaging;

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pursuing a growth strategy focused on market expansion, product innovation to increase choice/flexibility, and modern marketing; and

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seeking to leverage our operating infrastructure, including efficient fulfillment center operations with an attractive variable cost structure, and a hard-to-replicate value chain, to drive growth and improve margins.

Our growth strategy is designed to include customer and product goals that define who we target, what we offer targeted customers, and how we acquire and deepen relationships with new and existing customers and is built around consumer trends related to demand for fresh food, home cooking, preferences for convenience / online ordering and sustainability. In furtherance of this strategy, we have been seeking to expand our business by acquiring and retaining high quality customers by providing more variety and adaptability of meal options for purchase. We also continue to increase the flexibility of our subscription model and minimize barriers to purchase and plan to continue to provide a more personalized experience that keeps customers informed, in control, and in the know. As described below, following this offering we plan to accelerate our growth strategy.
Use of Proceeds and Acceleration of Strategic Initiatives
In connection with the Rights Offering and the Backstop Commitment, we anticipate completing the sale of all Units that are available for subscription in our Rights Offering for gross proceeds of approximately $45.0 million, excluding any proceeds received upon the potential exercise of any warrants in the future. Pursuant to the terms of the Purchase Agreement and concurrently with the closing of the Backstop Private Placement, we expect to receive an additional $30.0 million in gross proceeds from the Purchaser in the Concurrent Private Placement, excluding any proceeds received upon the potential exercise of the Private Placement Warrants in the future. Furthermore, on September 15, 2021, in connection with the Salzberg Private Placement, we received an additional $3.0 million in gross proceeds from Mr. M. Salzberg, excluding any proceeds received upon the potential exercise of the Salzberg Warrants in the future, on the same terms as the Concurrent Private Placement and the Rights Offering. In total, we estimate that the net proceeds from the issuance and sale of shares of Class A common stock and warrants in the Capital Raise, after deducting financial advisory fees and other expenses payable by us, will be approximately $73.5 million.
We plan to use the net proceeds of the Capital Raise for general corporate purposes, primarily consisting of:
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Acceleration and expansion of our growth strategy, with an expected focus on:

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opening up channels to appeal to new audiences and segments through new products and product categories;

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product innovation to increase variety, flexibility and choice; and

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Based on a third-party survey commissioned by Blue Apron and conducted in July/August 2021 of 1,565 respondents.

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increasing investments in marketing and technology infrastructure to build on improvements over the past year to drive engagement with our current customers and attract new ones.

This acceleration of our growth strategy is designed to drive revenue and customer growth which may delay the timing of achieving EBITDA profitability.
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Acceleration of our environmental and sustainability commitments, including a plan to accelerate our path to carbon neutrality by March 31, 2022, initially through carbon offsets, with plans to thereafter supplement or replace the offsets by systematic reduction of carbon use in packaging, logistics, sourcing and production.

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Increased investments in our hourly employees to attract, retain and engage a talented, diverse workforce, including raising the base hourly compensation rate to at least $18 per hour for employees in good standing in our existing offices and fulfillment centers as well as enhancing our employee benefits and programs.

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Adoption of additional corporate governance reforms by collapsing our multi-class capital structure, establishing independent board leadership and embarking on a path to increase board diversity, as well as building upon our existing plan to phase-out our classified board structure and implement other shareholder friendly governance changes as described in “Prospectus Summary — Recent and Proposed Governance Changes.”

We may also use up to $5.0 million of such proceeds, at our sole discretion, to voluntarily repay any of our existing indebtedness. As of June 30, 2021, we had $32.4 million, net of debt issuance costs, in outstanding borrowings under our senior secured term loan. Borrowings under the senior secured term loan bear interest at a rate equal to LIBOR (subject to a 1.50% floor) plus 8.00% per annum.
As of June 30, 2021, we had cash and cash equivalents of $51.0 million. We believe that the net proceeds from the Capital Raise, together with our existing cash and cash equivalents, will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may seek to raise additional funds through equity or debt financing arrangements. Our future capital requirements and the availability of and accessibility to additional funds will depend on many factors, including those described in “Risk Factors.”
Pending our use of the net proceeds from the Capital Raise, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DILUTION
Purchasers of our securities in the Rights Offering will experience an immediate dilution to the extent of the difference between the effective purchase price for one share of Class A common stock and associated warrants of $10.00 and our as adjusted net tangible book value per share of our Class A common stock after the Rights Offering.
Our historical net tangible book value (deficit) as of June 30, 2021 was $56.5 million, or $2.39 per share of Class A common stock, Class B common stock and Class C capital stock outstanding as of June 30, 2021. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Historical net tangible book value (deficit) per share represents our historical net tangible book value (deficit) divided by 23,601,339, the aggregate number of shares of our Class A common stock, Class B common stock and Class C capital stock outstanding as of June 30, 2021.
After giving effect to (i) the issuance and sale of 300,000 shares of Class A common stock and the Salzberg Warrants to purchase an aggregate of 420,000 shares of Class A common stock to M. Salzberg in the Salzberg Private Placement and (ii) the conversion of 3,393,611 then-outstanding shares of Class B common stock to shares of Class A common stock, in each case effective on September 15, 2021, after deducting estimated offering expenses payable by us related to the Salzberg Private Placement and assuming (i) no exercise of the Salzberg Warrants, (ii) no value is attributed to such Salzberg Warrants, and (iii) such Salzberg Warrants would be classified and accounted for as equity, our pro forma net tangible book value as of June 30, 2021, would have been $59.3 million, or $2.48 per share, based an aggregate of 23,901,339 shares of Class A common stock, Class B common stock and Class C capital stock outstanding as of June 30, 2021, after giving effect to the pro forma adjustments described above.
After further giving effect to the issuance and sale of 4,500,000 shares of Class A common stock and Rights Offering Warrants to purchase an additional 6,300,000 shares of Class A common stock in this offering at the effective purchase price for one share of Class A common stock and associated warrants of $10.00, after deducting estimated offering expenses payable by us and assuming (i) no exercise of the Rights Offering Warrants, (ii) no value is attributed to such Rights Offering Warrants and (iii) such Rights Offering Warrants would be classified and accounted for as equity, our pro forma as adjusted net tangible book value as of June 30, 2021, would have been $99.0 million, or $3.52 per share. This represents an immediate increase of $1.13 in pro forma as adjusted net tangible book value per share to existing stockholders and immediate dilution of $6.48 in pro forma as adjusted net tangible book value per share to investors purchasing securities in this offering.
The following table illustrates this dilution on a per share basis:
Effective purchase price for one share of Class A common stock and associated warrants		$10.00
Net tangible book value per share prior to the Rights Offering	$2.39
Increase in net tangible book value per share attributable to pro forma adjustments regarding the Salzberg Private Placement and the conversion of all outstanding shares of Class B common stock described above	0.09
Pro forma net tangible book value per share as of June 30, 2021	2.48
Increase in pro forma net tangible book value per share attributable to the Rights Offering	1.04
Pro forma as adjusted net tangible book value per share after the Rights Offering		3.52
Dilution in net tangible book value per share to purchasers		$6.48
The table above is based on 20,207,631 shares of Class A common stock, 3,393,708 shares of Class B common stock and no shares of Class C capital stock outstanding as of June 30, 2021, and excludes:
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1,260,981 shares of our Class A common stock issuable upon the vesting of restricted stock units outstanding as of June 30, 2021;

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1,172,750 shares of our Class A common stock issuable upon the vesting of performance stock units outstanding as of June 30, 2021;

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47,182 shares of our Class B common stock issuable upon the exercise of stock options outstanding as of June 30, 2021, at a weighted average exercise price of $97.10 per share, which options have subsequently become exercisable for 47,182 shares of our Class A common stock;

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1,312,322 additional shares of our Class A common stock available for future issuance as of June 30, 2021, under our 2017 Equity Incentive Plan, as well as any automatic increases in the number of shares of Class A common stock reserved under such plan.

In addition, the disclosure above does not reflect our issuance of the Lender Warrants to purchase 130,350 shares of Class A common stock on July 1, 2021, our issuance of the Lender Warrants to purchase 133,868 shares of Class A common stock on October 1, 2021, or any potential future issuance of Lender Warrants as required pursuant to our senior secured term loan, as amended. The disclosure above also does not reflect our planned issuance of 3,000,000 shares of Class A common stock and Private Placement Warrants to purchase 4,200,000 shares of Class A common stock to the Purchaser in the Concurrent Private Placement.
To the extent that stock options are exercised; outstanding restricted stock units or performance stock units are vested; new stock options, performance stock units or restricted stock units are issued under our equity incentive plan; Lender Warrants are exercised in accordance with their terms, or new Lender Warrants are issued; the Salzberg Warrants are exercised in accordance with their terms; the Rights Offering Warrants, Backstop Warrants, or Private Placement Warrants are issued or exercised in accordance with their terms; or we issue additional shares of Class A common stock upon the foregoing events or for any other reason in the future, there could be further dilution to investors participating in this offering.

DETERMINATION OF THE SUBSCRIPTION PRICE
The Subscription Price of $1.8505 per Unit, which equals $10.00 for one share of Class A common stock and associated warrants multiplied by the Applicable Fraction, was established by our board of directors based on several considerations including negotiations with the Purchaser regarding the price per share of Class A common stock to be issued in the Concurrent Private Placement; the Purchaser’s commitment under the Purchase Agreement to purchase in the Backstop Private Placement that number of shares of our Class A common stock and warrants that remain unsubscribed at the Expiration Time; the historical and current trading prices of our Class A common stock; our need for liquidity and capital; the likely cost of capital from other sources and other strategic and financing alternatives reasonably available to us. On September 14, 2021, the date prior to the announcement of the Rights Offering, the last reported sale price of our Class A common stock was $3.88 per share. As of October 8, 2021, the last reported sale price of our Class A common stock was $6.84 per share. The Subscription Price of $1.8505 per Unit does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value, or to the market price of our Class A common stock.
The securities issuable in connection with the Rights Offering, or pursuant to the Purchase Agreement in the Concurrent Private Placement and Backstop Private Placement, will immediately separate from one another upon issuance such that any shares of Class A common stock and any Rights Offering Warrants, Backstop Warrants and Private Placement Warrants to purchase shares of Class A common stock will be issued separately and will constitute separate securities. The Subscription Price may not be indicative of the fair value of either the Class A common stock or the Rights Offering Warrants to purchase shares of the Class A common stock comprising the Units sold in the Rights Offering.
We cannot assure you that the trading price of our Class A common stock will not decline during or after the Rights Offering. We do not intend to change the Subscription Price or the terms of the Units in response to changes in the trading price of our Class A common stock prior to the closing of the Rights Offering. See “Risk Factors — Risks Related to this Capital Raise — The Subscription Price determined for the Rights Offering and the purchase price under the Purchase Agreement may not be indicative of the fair value of our Class A common stock or of Rights Offering Warrants to purchase shares of our Class A common stock” for more information.

THE RIGHTS OFFERING
The following describes the Rights Offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our Class A common stock or are an eligible warrantholder on the record date. If you hold your securities in a brokerage account or through a dealer or other nominee, please also refer to “— Notice to Brokers and Nominees” below.
Before deciding whether to exercise your subscription rights, you should carefully read this prospectus, including the information set forth under the heading “Risk Factors” and the information that is incorporated by reference into this prospectus.
General
We are conducting the Rights Offering in which we are distributing, at no charge to the holders of record of (a) our outstanding shares of Class A common stock and (b) certain outstanding Lender Warrants to purchase shares of our Class A common stock, non-transferable subscription rights to purchase an aggregate of 24,317,002 Units to be issued by us. The Rights Offering is fully backstopped by the Purchaser, an affiliate of Joseph N. Sanberg, a longtime investor of ours as well as an existing holder of our Class A common stock. You will receive one (1) subscription right for each whole share of our Class A common stock held, as well as each whole share issuable upon exercise of the outstanding Lender Warrants held, by you as of the close of business on October 8, 2021, which is the record date. Each subscription right entitles you to purchase one (1) Unit consisting of (i) the Applicable Fraction of one share of Class A common stock, (ii) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share. If all Eligible Securityholders exercise their subscription rights in full, we would issue in connection with the Rights Offering, in the aggregate, a maximum of 4,500,000 shares of Class A common stock and Rights Offering Warrants to purchase an additional 6,300,000 shares of Class A common stock.
The Applicable Fraction is calculated by dividing (a) $45.0 million by (b) the product of (i) the effective purchase price for one share of Class A common stock and associated warrants of $10.00 and (ii) the number of shares of Class A common stock held (or issuable upon exercise of the Lender Warrants) by the Eligible Securityholders as of the record date. If you hold an eligible Lender Warrant, you do not need to exercise your Lender Warrant in order to exercise your subscription rights.
The Subscription Price per Unit is $1.8505. You may only purchase whole Units in denominations of $1.8505 per Unit in the Rights Offering. We are not offering, and will not accept, any subscriptions for fractional Units, and we will not issue fractional shares of Class A common stock or fractional Rights Offering Warrants upon the exercise of any subscription rights for Units issuable in this offering. Further, Rights Offering Warrants received by you may only be exercised to purchase whole numbers of shares of our Class A common stock and may not be exercised in respect of any fractional shares of our Class A common stock. You may aggregate Rights Offering Warrants that you hold with the same exercise price for the purpose of exercise. As of October 8, 2021, there were 24,052,784 shares of Class A common stock outstanding and 264,218 shares of Class A common stock issuable upon exercise of the Lender Warrants. Based on the outstanding shares in the preceding sentence, the Applicable Fraction is 0.185056, meaning that each subscription right entitles an Eligible Securityholder to purchase a Unit consisting of 0.185056 shares of Class A common stock, one warrant to purchase 0.148045 shares of Class A common stock at an exercise price of $15.00 per share, one warrant to purchase 0.074022 shares of Class A common stock at an exercise price of $18.00 per share, and one warrant to purchase 0.037011 shares of Class A common stock at an exercise price of $20.00 per share. Therefore, an Eligible Securityholder would need to exercise six subscription rights to receive (i) one share of Class A common stock, (ii) one warrant to purchase 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase 0.2 of one share of Class A common stock at an exercise price of $20.00 per share. As a result, if you hold, or are deemed to hold, fewer than six shares of our Class A common stock on the record date, then you will not be able to satisfy the minimum subscription amount and will not be able to participate in the Rights Offering. For an illustration of the minimum subscription amount, see “— Minimum Subscription Amount” below.
The subscription rights may be exercised at any time during the Rights Offering subscription period, which will commence on October 12, 2021, and will expire at 5:00 p.m., Eastern time, on October 28, 2021, unless we extend such period. You may exercise some, all or none of your subscription rights.
Upon the closing of the Rights Offering, the components of the Units will immediately separate from one another such that the shares of Class A common stock and Rights Offering Warrants will constitute separate securities and will be transferable separately only to the extent permitted by their respective terms. The Rights Offering Warrants underlying the Units will be exercisable upon issuance until the seventh anniversary of their issuance date.
Reasons for the Rights Offering
Below is a summary of the reasons for the Rights Offering and additional background information.
Our board of directors unanimously approved the Rights Offering, on the recommendation of the Transaction Committee described below, after considering various alternatives to meet our liquidity, financial flexibility and capital needs and concluding that the Rights Offering, together with the Capital Raise, was the appropriate alternative at this time. In reaching its determination, our board of directors considered, among other factors, the effective price per share at which Class A common stock and Rights Offering Warrants would be issued in the Rights Offering and the dilution of the ownership percentage of the current holders of our capital stock resulting from the Rights Offering and the Capital Raise.
Our board of directors, together with members of the management team, regularly review and assess our performance, prospects and financing needs, and consider a wide variety of strategic and financing alternatives that may be available. Given that two of our former board members owned a significant portion of our then outstanding Class B common stock, our board of directors had also previously established a special committee (which we refer to as the Transaction Committee) composed of three independent directors, Elizabeth Huebner, Jennifer Carr-Smith and Brenda Freeman, with Ms. Huebner serving as chair of that committee.
In May 2021, we entered into an amendment to our Financing Agreement with our lenders to, among other things, provide for a new $5.0 million term loan funded into escrow and to make certain adjustments to the liquidity covenant and to certain other terms of the financing agreement. In June 2021, we completed a public equity offering of our Class A common stock, at a price to the public of $4.25 per share, and received approximately $18.4 million of net proceeds. The consummation of the June 2021 public equity offering triggered the release from escrow back to the lenders of the incremental $5.0 million term loan provided in May 2021.
Shortly following the closing of our public equity offering in June 2021, we received an unsolicited proposal from Joseph N. Sanberg, a longtime Class B holder, stating that Mr. Sanberg and his affiliated funds were prepared to commit to invest up to $75.0 million in our company. The proposal further stated that in connection with the proposed financing we would be required to eliminate our existing multi-class capital structure which provided that holders of Class B common stock were entitled to ten votes per share while holders of Class A common stock were entitled to only one vote per share.
Following receipt of the proposal from Mr. Sanberg, the Transaction Committee determined that the proposal could reasonably be expected to lead to an attractive financing alternative for our company, and directed management to engage with Mr. Sanberg to negotiate the terms of such financing. In making this determination, the Transaction Committee noted that the nominating and corporate governance committee of our board of directors and our full board of directors had, from time-to-time, including in conjunction with adopting other corporate governance reforms, considered seeking the elimination of our multi-class capital structure in light of negative feedback from investors and the belief that elimination of the multi-class capital structure could attract institutional investors to invest in our company and would be in the best interests of our stockholders as a whole. The Transaction Committee also determined that the multi-class capital structure could, under our restated certificate of incorporation, be eliminated with the agreement of the following stockholders to convert their shares of Class B common stock to Class A common stock, as a result of which all other outstanding shares of Class B common stock would automatically convert to Class A common stock: Mr. M. Salzberg, Mr. B. Salzberg, certain entities affiliated with Mr. M. Salzberg and Mr. B. Salzberg (whom we refer to collectively as Messrs. Salzberg, who collectively controlled a majority of our capital stock prior to this offering and who were directors at that time), and Mr. Sanberg and certain entities affiliated with Mr. Sanberg.
From June 2021 through September 15, 2021, the Transaction Committee, with the assistance of members of our senior management, a financial advisor (Centerview Partners, or Centerview) previously retained by our board of directors prior to the receipt of Mr. Sanberg’s proposal, and our outside counsel WilmerHale, which has represented our company in various capital markets and other corporate and litigation matters since 2015, negotiated the terms of the proposed financing transactions with Mr. Sanberg and his counsel. As previously disclosed in 2020, our board of directors had retained Centerview as financial advisor to assist with evaluating various strategic, financing and other alternatives. In connection with the Rights Offering and Capital Raise, Centerview provided us with financial advisory services with respect to structuring and negotiating the proposed transactions, but did not render any fairness opinion or present any formal valuation to our board of directors. Centerview’s $1,875,000 fee for financial advisory services in connection with the Capital Raise is conditioned on the closing of the Capital Raise. During the course of these negotiations, Mr. Sanberg did not request, and we did not provide to him, any material, non-public information regarding our company, business, plans or prospects. In September 2021, we also retained Canaccord Genuity LLC to provide capital markets advice with respect to the Rights Offering. Canaccord’s fees payable by us are not conditioned on the closing of the Rights Offering or the Capital Raise.
After extensive discussions, Mr. Sanberg and the Transaction Committee negotiated a purchase agreement reflecting the Rights Offering, the Backstop Private Placement, and the Concurrent Private Placement. Under the Backstop Private Placement, we agreed to sell, and the Purchaser agreed to purchase from us, on the same terms as the Rights Offering, all shares of our Class A common stock and warrants that remain unsubscribed at the Expiration Time, up to a maximum of 4,500,000 shares of Class A common stock and Backstop Warrants to purchase an additional 6,300,000 shares of Class A common stock, for an aggregate purchase price equal to $45.0 million less the aggregate gross proceeds received from purchasers of Units in this Rights Offering. Under the Concurrent Private Placement, we agreed to sell, and the Purchaser agreed to purchase, on the same terms as the Backstop Private Placement and for aggregate gross proceeds of $30.0 million, (i) 3,000,000 shares of Class A common stock, (ii) warrants to purchase 2,400,000 shares of Class A common stock at an exercise price of $15.00 per share, (iii) warrants to purchase 1,200,000 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) warrants to purchase 600,000 shares of Class A common stock at an exercise price of $20.00 per share. We will receive additional proceeds to the extent the warrants issued in the Capital Raise are exercised in the future in accordance with their terms
In evaluating the proposal from Mr. Sanberg and the terms of the Capital Raise, the Transaction Committee and board of directors considered a number of factors, including the following:
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The Capital Raise includes both a private investment by the Purchaser and a fully-backstopped Rights Offering which provides an opportunity for all of our stockholders to participate in the Capital Raise on the same terms as negotiated with Mr. Sanberg while ensuring that our company will receive at least $75.0 million of gross proceeds (excluding any proceeds received upon potential exercise of any warrants in the future). As described in “Business Strategy and Use of Proceeds,” the proceeds of the Capital Raise are intended to allow us to accelerate our growth strategy and adopt specified initiatives to help build upon our ESG program, as well as to provide additional liquidity for working capital, capital expenditures and general corporate purposes, including the flexibility to use up to $5.0 million of proceeds to pay down our existing indebtedness.

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After extensive negotiations with Mr. Sanberg, the belief of the Transaction Committee and board of directors that the investment terms agreed to by the Purchaser reflected the highest price that Mr. Sanberg was willing to pay, and that, based on certain customary assumptions with respect to the valuation of the warrants to be issued in the Capital Raise, was at an effective price per share of Class A common stock that reflected a significant premium over the trading price of the Class A common stock immediately prior to the announcement of the Capital Raise as well as a significant premium over the price at which shares of Class A common stock were sold to the public in our public equity offering in June 2021.
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Under the Purchase Agreement, the Purchaser agreed to (i) a voting agreement pursuant to which it would agree to cause all of our voting securities beneficially owned by it or certain of its affiliates in excess of 19.9% of the total voting power of our outstanding capital stock to be voted in proportion to, and accordance with, the vote of all of our stockholders, limiting the effective voting power of the securities issued to the Purchaser, and (ii) a customary standstill for a period of three years.

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The relative attractiveness of the Capital Raise compared to alternatives that were believed to be reasonably available.

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The recommendation of our senior management in favor of the Capital Raise, including the Rights Offering.

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The risks, costs and uncertainties associated with our existing cash position, as further described in the risk factors included elsewhere in this prospectus and as set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q.

In the course of negotiations with Mr. Sanberg, the Transaction Committee also negotiated with Messrs. Salzberg for their agreement to convert their shares of Class B common stock to shares of Class A common stock, as Mr. Sanberg’s investment proposal was conditioned on the elimination of our multi-class structure. In these negotiations, Messrs. Salzberg were represented by their own counsel separate from counsel to Mr. Sanberg and our counsel. Messrs. Salzberg and Mr. Sanberg did not communicate directly during these negotiations except through written or electronic correspondence between their respective outside legal counsel.
In negotiating with Messrs. Salzberg to convert their shares of Class B common stock to shares of Class A common stock, the Transaction Committee informed them that we would not make any payment to them in exchange for such conversion. Messrs. Salzberg proposed, in exchange for consenting to the conversion of their shares of Class B common stock into shares of Class A common stock, being given the opportunity to purchase shares of our Class A common stock and warrants at a significant discount to the price to be paid by Mr. Sanberg and participants in the Rights Offering. The Transaction Committee rejected this proposal and instead encouraged Messrs. Salzberg to participate in the Rights Offering on the same terms as other investors. In response, Messrs. Salzberg initially proposed that they would commit to participate in the Rights Offering, but then later proposed that, instead of participating in the Rights Offering, Mr. M. Salzberg would invest $3.0 million in our company on the same terms as the Rights Offering, Backstop Private Placement and Concurrent Private Placement, to be funded concurrently with the execution of the Purchase Agreement and announcement of the transactions, and Messrs. Salzberg and their related entities would simultaneously convert their shares of Class B common stock to Class A common stock and both would resign from our board of directors. Given that the Transaction Committee believed that the investment terms proposed by Mr. Sanberg were attractive, that Mr. M. Salzberg’s proposal represented an immediate investment of $3.0 million on the same terms as Mr. Sanberg’s investment would signal Messrs. Salzberg’s support for the Company and that no payment would be made to Messrs. Salzberg for the conversion of their Class B common stock to Class A common stock, the Transaction Committee concluded that the proposal from Messrs. Salzberg was attractive and in the best interests of stockholders.
Accordingly, pursuant to the Purchase Agreement, we agreed to sell to Mr. M. Salzberg, and Mr. M. Salzberg agreed to purchase from us, in the Salzberg Private Placement, on the same terms as the Rights Offering, Backstop Private Placement and Concurrent Private Placement, and for aggregate gross proceeds of $3.0 million, (i) 300,000 shares of Class A common stock, (ii) warrants to purchase 240,000 shares of Class A common stock at an exercise price of $15.00 per share, (iii) warrants to purchase 120,000 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) warrants to purchase 60,000 shares of Class A common stock at an exercise price of $20.00 per share. The Salzberg Private Placement closed concurrently with the signing of the Purchase Agreement on September 15, 2021. The price paid by Mr. M. Salzberg for such securities in the Salzberg Private Placement was equivalent to the Subscription Price. We will receive additional proceeds to the extent the Salzberg Warrants issued in the

Salzberg Private Placement are exercised in the future in accordance with their terms. Upon the execution of the Purchase Agreement and announcement of the Capital Raise, Messrs. Salzberg resigned from our board of directors and our board of directors appointed Jennifer Carr-Smith as board chair.
Our board of directors, on the recommendation of our Transaction Committee, considered all of the foregoing factors as a whole and, on balance, concluded that the terms of the Capital Raise, including the Rights Offering, Backstop Private Placement, Concurrent Private Placement and Salzberg Private Placement, were fair and in the best interests of our stockholders and therefore determined to approve the Purchase Agreement and the Capital Raise.
Our board of directors, on the recommendation of the Transaction Committee, collectively reached the conclusion to approve the Purchase Agreement and the Capital Raise, including the Rights Offering, Backstop Private Placement, Concurrent Private Placement and Salzberg Private Placement, in light of the various factors described above and other factors that the board of directors believed were appropriate. In addition, given that the Salzberg Private Placement constituted a related party transaction, the audit committee of our board of directors also approved the Salzberg Private Placement under our related person transaction policy. The foregoing discussion of the information and factors that our board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that our board of directors considered. In view of the complexity and wide variety of factors that the board of directors considered in connection with its evaluation of the Capital Raise, the board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors. In considering approval of the Capital Raise and related transactions, individual directors may have given different weights to different factors.
Although we believe that the Rights Offering and related transactions pursuant to the Purchase Agreement, including the Backstop Private Placement, Concurrent Private Placement and Salzberg Private Placement, will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.
Backstop Commitment
On September 15, 2021, we entered into the Purchase Agreement with the Purchaser and Mr. M. Salzberg. See “The Purchase Agreement” for a summary of the material terms of the Purchase Agreement.
The Purchase Agreement obligates us to sell to the Purchaser, and the Purchaser to purchase from us, for aggregate gross proceeds of up to $45.0 million less the aggregate gross proceeds received in this Rights Offering, in the Backstop Private Placement that number of shares of our Class A common stock and warrants that remain unsubscribed at the Expiration Time, up to a maximum of 4,500,000 shares of Class A common stock and Backstop Warrants to purchase an additional 6,300,000 shares of Class A common stock.
If no Eligible Securityholders exercise their subscription rights, the Purchaser will purchase up to 4,500,000 shares of Class A common stock and Backstop Warrants to purchase an additional 6,300,000 shares of Class A common stock. In that case and taking into account the 311,263 shares of Class A common stock owned by the Purchaser and its affiliates prior to the Rights Offering and the planned purchase of 3,000,000 shares of Class A common stock pursuant to the Concurrent Private Placement, the aggregate beneficial ownership of the Purchaser and its affiliates of our Class A common stock would be approximately 24.8% immediately following the Capital Raise.
Participation of Our Directors and Executive Officers
Our directors and executive officers who own Eligible Securities are permitted, but not required, to participate in the Rights Offering on the same terms and conditions applicable to all stockholders. Any such director or executive officer who subscribes for Units in the Rights Offering will pay $1.8505 per Unit, the same Subscription Price paid by all other Eligible Securityholders who exercise their subscription rights in the Rights Offering.

Certain of our directors, including Linda Findley and Elizabeth Huebner, who owned Class A common stock as of the record date have indicated that they intend to exercise the subscription rights they receive in the Rights Offering in full. Pursuant to these indications of interest to participate, we anticipate that our directors and officers would purchase an aggregate of 134,189 Units in the Rights Offering, composed of 24,832 shares of Class A common stock and Rights Offering Warrants to purchase 34,764 shares of Class A common stock.
Subscription Privilege
You will receive one (1) subscription right for each whole share of our Class A common stock held, as well as each whole share issuable upon exercise of the outstanding Lender Warrants held, by you as of the close of business on October 8, 2021. Each subscription right provides you the right to purchase one (1) Unit consisting of (i) the Applicable Fraction of one share of Class A common stock, (ii) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share.
Subject to satisfying the minimum subscription amount, as described below, you may exercise all or a portion of your subscription rights for whole Units or you may choose not to exercise any of your subscription rights at all.
Minimum Subscription Amount
You may only purchase whole Units at the Subscription Price in the Rights Offering. Further, no fractional shares of our Class A common stock or fractional Rights Offering Warrants will be issued upon the exercise of any subscription rights issuable for Units in this offering. The Applicable Fraction for the Units will be calculated based upon the shares held (or issuable upon exercise of the Lender Warrants) by the Eligible Securityholders as of the applicable record date.
As of October 8, 2021, there were 24,052,784 shares of Class A common stock outstanding and 264,218 shares of Class A common stock issuable upon exercise of the Lender Warrants. Therefore, the Applicable Fraction is 0.185056, meaning that each subscription right entitles an Eligible Securityholder to purchase a Unit consisting of 0.185056 shares of Class A common stock, one warrant to purchase 0.148045 shares of Class A common stock at an exercise price of $15.00 per share, one warrant to purchase 0.074022 shares of Class A common stock at an exercise price of $18.00 per share, and one warrant to purchase 0.037011 shares of Class A common stock at an exercise price of $20.00 per share.
An Eligible Securityholder would need to exercise six subscription rights to receive (i) one share of Class A common stock, (ii) six warrants to purchase an aggregate of 0.888267 shares of Class A common stock at an exercise price of $15.00 per share, (iii) six warrants to purchase an aggregate of 0.444134 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase an aggregate of 0.222067 of Class A common stock at an exercise price of $20.00 per share.
The following table provides examples of the number of securities issuable upon the exercise of certain numbers of subscription rights:

	Securities issuable upon holder’s exercise of a specified number of rights
Rights exercised	6	10	25	50
Aggregate cash payment ($)	11.11	18.51	46.27	92.53
Shares of Class A common stock	1	1	4	9
Rights Offering Warrants with $15.00 exercise price per share
Number of warrants	6	10	25	50
Shares of Class A common stock underlying warrants(1)(2)	0.888	1.480	3.701	7.402
Rights Offering Warrants with $18.00 exercise price per share
Number of warrants	6	10	25	50
Shares of Class A common stock underlying warrants(1)(2)	0.444	0.740	1.851	3.701
Rights Offering Warrants with $20.00 exercise price per share
Number of warrants	6	10	25	50
Shares of Class A common stock underlying warrants(1)(2)	0.222	0.370	0.925	1.851

(1)
Number of shares underlying applicable warrants subject to adjustment in accordance with the terms thereof. Rights Offering Warrants received by an Eligible Securityholder may only be exercised to purchase whole numbers of shares of our Class A common stock and may not be exercised in respect of any fractional shares of our Class A common stock. Eligible Securityholders may aggregate Rights Offering Warrants that they hold with the same exercise price for the purpose of exercise.

(2)
Aggregate number of shares underlying warrants rounded to the nearest thousandth for readability.

We may, in our discretion, aggregate the number of Rights Offering Warrants with the same per-share exercise price that we issue to an Eligible Securityholder so long as the total number of shares of Class A common stock issuable upon exercise of such Rights Offering Warrants is unchanged.
As noted above, the Applicable Fraction is equal to 0.185056, which has been calculated by dividing $45.0 million by the product of (x) the effective purchase price for one share of Class A common stock and associated warrants of $10.00 and (y) the number of Eligible Securities as of October 8, 2021, the record date. As of October 8, 2021, there were 24,052,784 shares of Class A common stock outstanding and 264,218 shares of Class A common stock issuable upon exercise of the Lender Warrants. As a result, if you hold, or are deemed to hold, fewer than six shares of our Class A common stock as of the record date, then you will not be able to satisfy the minimum subscription amount and will not be able to participate in the Rights Offering.
If you send a payment of aggregate Subscription Price that is insufficient to exercise the minimum subscription amount or are otherwise ineligible to exercise your subscription rights, you will not be entitled to exercise your subscription rights and your entire payment of your aggregate Subscription Price received by the Subscription Agent will be returned to you as soon as practicable, without interest or penalty, following the Expiration Time. The Purchaser has agreed to purchase from us in the Backstop Private Placement that number of shares of our Class A common stock and warrants that remain unsubscribed at the Expiration Time, up to a maximum of 4,500,000 shares of Class A common stock and Backstop Warrants to purchase an additional 6,300,000 shares of Class A common stock.
Expiration Time and Date
The subscription rights will expire and will have no value unless exercised prior to 5:00 p.m., Eastern time, on October 28, 2021, unless the Subscription Period is extended. We reserve the right to extend the

Subscription Period. We will notify you of any extension of the Subscription Period by issuing a press release. You must properly complete the enclosed rights certificate and deliver it, along with the full Subscription Price (without any deductions for wire transfer fees, bank charges or similar fees) and any other materials required pursuant to the instruction letter that accompanies the rights certificate, to the Subscription Agent prior to the Expiration Time.
“Street name” holders should follow the subscription instructions and deadlines set by their broker, dealer, custodian bank or other nominee. If you elect to exercise any subscription rights and timely submit all required documents and payment prior to the Expiration Time, your subscription rights will be considered exercised at the Expiration Time. We will not be obligated to honor any purported exercise of subscription rights which the Subscription Agent receives after the Expiration Time, regardless of when you sent the documents regarding that exercise. Any payment of the aggregate Subscription Price for Units not allocated or validly purchased will be returned, without interest or penalty, as soon as practicable following the Expiration Time. We expect to deliver the shares of Class A common stock purchased in the Rights Offering to record holders on or about November 4, 2021, and expect to deliver the Rights Offering Warrants underlying the Units purchased in the Rights Offering to the Warrant Agent on or about November 4, 2021.
Amendment, Extension or Cancellation
We may, subject to the terms of the Purchase Agreement, amend the terms of the Rights Offering or modify the Subscription Period of the Rights Offering at any time prior to the Expiration Time with the consent of the Purchaser; however, we do not currently intend to do so. We may also cancel or withdraw the Rights Offering at any time prior to the Expiration Time and for any reason with the consent of the Purchaser or upon the termination of the Purchase Agreement. If we cancel or withdraw the Rights Offering, in whole or in part, all subscription rights will expire without value, and all payments of the aggregate Subscription Price received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.
Any amendment, extension or cancellation of the Rights Offering will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. See “Risk Factors — Risks Related to this Capital Raise — We may amend the terms of the Rights Offering at any time prior to the Expiration Time.”
Segregated Account; Return of Funds
The Subscription Agent will hold all funds it receives in payment for Units in a segregated bank account until the closing or cancellation of the Rights Offering. If the Rights Offering is cancelled for any reason, the Subscription Agent will return this money to subscribers, without interest or penalty, as soon as practicable.
Transferability of Subscription Rights
The subscription rights are not transferable. You may not sell, transfer or assign your subscription rights to anyone else. The subscription rights will not be listed on the NYSE or any other stock exchange or market or on the OTC Bulletin Board.
No Revocation or Change
Once you submit the form of rights certificate, your other required documents, and your payment to exercise any subscription rights, you are not allowed to revoke, cancel or change the exercise of your subscription rights or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the Class A common stock and Rights Offering Warrants underlying the Units offered pursuant to the Rights Offering.

Procedures for Exercising Subscription Rights
To exercise your subscription rights, you must take the following steps:
•
If you are an Eligible Securityholder and wish to participate in the Rights Offering, you must deliver a properly completed and signed rights certificate, together with payment of the aggregate Subscription Price (without any deductions for wire transfer fees, bank charges or similar fees) and any other materials required pursuant to the instruction letter that accompanies the rights certificate, to the Subscription Agent prior to the Expiration Time, which is 5:00 p.m., Eastern time, on October 28, 2021, unless we extend such period.

Please follow the delivery instructions on the rights certificate. DO NOT DELIVER COMPLETED RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO BLUE APRON HOLDINGS, INC. You are solely responsible for completing delivery to the Subscription Agent of your rights certificate and payment of your aggregate Subscription Price (without any deductions for wire transfer fees, bank charges or similar fees) and any other materials required pursuant to the instruction letter that accompanies the rights certificate in respect of the subscription rights you intend to exercise. You should allow sufficient time for delivery of your rights certificate and payment of the aggregate Subscription Price to the Subscription Agent so that the Subscription Agent receives them by 5:00 p.m., Eastern time, on October 28, 2021, unless such date is extended by us.
If you are a warrantholder, you do not need to exercise your Lender Warrants in order to exercise your subscription rights.
If you send a payment that is insufficient to purchase the number of Units you requested, or if the number of Units you requested is not specified in the forms, but, in each case, which satisfies the minimum subscription amount, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received. If the payment exceeds the Subscription Price for the full exercise of your subscription rights, or if you subscribe for more Units than you are eligible to purchase, then the excess will be returned to you as soon as practicable, without interest or penalty.
If you send a payment that is insufficient to exercise the minimum subscription amount or are otherwise ineligible to exercise subscription rights, your subscription rights will not be exercised and your entire payment received by the Subscription Agent will be returned to you as soon as practicable, without interest or penalty, following the Expiration Time.
You will not receive interest on any payments refunded to you under the Rights Offering.
•
If your Eligible Securities are held in “street name” through a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the subscription rights you own. Your broker, dealer, custodian bank or other nominee will notify you of the Rights Offering. The record holder must exercise the subscription rights and send payment of the aggregate Subscription Price (without any deductions for wire transfer fees, bank charges or similar fees) on your behalf. If you wish to exercise subscription rights in the Rights Offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. You will not receive a rights certificate from us. Please follow the instructions of your broker, dealer, custodian bank or other nominee. Your broker, dealer, custodian bank or other nominee may establish a submission deadline that is before the Expiration Time.

If you elect to exercise any subscription rights and timely submit all required documents and payment prior to the Expiration Time, your subscription rights will be considered exercised at the Expiration Time.
Instructions for Completing your Rights Certificate
You should read the instruction letter carefully and strictly follow it. DO NOT DELIVER COMPLETED RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO BLUE APRON HOLDINGS, INC.

We will not consider your subscription to exercise your subscription rights received until the Subscription Agent has received delivery of a properly completed and duly executed rights certificate, payment of the aggregate Subscription Price (without any deductions for wire transfer fees, bank charges or similar fees) and any other materials required pursuant to the instruction letter that accompanies the rights certificate. The risk of delivery of all documents and payments is borne by you or your broker, dealer, custodian bank or other nominee, not by the Subscription Agent or us.
The method of delivery of rights certificates and payment of the aggregate Subscription Price to the Subscription Agent will be at the risk of the applicable Eligible Securityholder. If sent by mail, we recommend that you send rights certificates and payments by registered mail, postage prepaid, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Expiration Time.
Payment Methods
Payments submitted to the Subscription Agent must be made in full in U.S. currency by personal check drawn against a U.S. bank payable to “Computershare Trust Company, N.A. (acting as Subscription Agent for Blue Apron Holdings, Inc.)” or by wire transfer.
To be effective, any payment related to the exercise of a subscription right must be received by the Subscription Agent and clear prior to the Expiration Time. You are responsible for all bank or similar fees and charges related to payment by personal check or wire transfer. You are also responsible for obtaining payment in proper form of the aggregate Subscription Price in respect of the subscription rights you intend to exercise, notwithstanding any limitations on the amount of payment that may be imposed by the institution facilitating your chosen form of payment.
Payment of the Subscription Price related to the exercise of a subscription right received after the Expiration Time will not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable, without interest or penalty.
The Subscription Agent will be deemed to receive payment of the Subscription Price related to the exercise of a subscription right upon receipt by the Subscription Agent of a personal check drawn against a U.S. bank payable to “Computershare Trust Company, N.A. (acting as Subscription Agent for Blue Apron Holdings, Inc.)” or wire transfer.
Missing or Incomplete Subscription Information
If you do not indicate the number of subscription rights being exercised or do not forward full payment of the total Subscription Price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights solely with respect to the maximum number of subscription rights that may be exercised with the payment of your aggregate Subscription Price you delivered to the Subscription Agent, subject to satisfaction of the minimum subscription amount. If we do not apply your full Subscription Price payment to your purchase of the Units, the Subscription Agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the Expiration Time. If you send a payment that is insufficient to exercise the minimum subscription amount or are otherwise ineligible to exercise subscription rights, your subscription rights will not be exercised and your entire payment received by the Subscription Agent will be returned to you as soon as practicable, without interest or penalty, following the Expiration Time. We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in the opinion of our counsel, be unlawful.
Notice to Brokers and Nominees
If you are a broker, dealer, custodian bank or other nominee holder that holds Eligible Securities for the account of others on the record date of the Rights Offering, you should notify the respective beneficial owners of such Eligible Securities of the Rights Offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them and the other required documents to the Subscription Agent with the proper payment of the aggregate Subscription Price for such beneficial owner’s subscription. If you hold Eligible Securities for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our eligible securities on the record date for the Rights Offering, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your Rights Offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.
Beneficial Owners
If your Eligible Securities are held in “street name” — in the name of a broker, dealer, custodian bank or other nominee — you will not receive a rights certificate and you will need to coordinate with your broker, dealer, custodian bank or other nominee to act for you. To exercise your subscription rights, you will need to complete and return to your broker, dealer, custodian bank or other nominee the form captioned “Beneficial Owner Election Form.” You should receive the form from your broker, dealer, custodian bank or other nominee. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or other nominee or if you receive the form without sufficient time to respond by the deadline established by your nominee, which deadline may be prior the Expiration Time.
No Fractional Units, Shares, or Rights Offering Warrants
We will not issue fractional Units. Fractional shares of Class A common stock and Rights Offering Warrants will be rounded down to the nearest whole share or warrant, respectively. Any excess subscription funds will be returned as soon as practicable without interest.
U.S. Federal Income Tax Treatment of Subscription Rights Distribution
The U.S. federal income tax treatment of the receipt, exercise and expiration of the subscription rights is subject to substantial uncertainty. See “Risk Factors — The receipt of subscription rights may be treated as a taxable distribution to you” and “Certain Material U.S. Federal Income Tax Consequences.”
YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE EXERCISE OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.
Foreign Stockholders
For purposes of assuring that we will not breach the laws of any country outside of the United States, we will not mail this prospectus or the rights certificate to Eligible Securityholders whose addresses are outside the United States or who have a foreign post office address. The Subscription Agent will hold the rights certificates on behalf of such Eligible Securityholders. If you live outside of the United States and wish to exercise your subscription rights, you must notify the Subscription Agent on or before 5:00 p.m., Eastern time, on October 21, 2021, which is five (5) business days prior to the Expiration Time.
No Recommendation to Subscription Rights Holders
Our board of directors is not making any recommendation regarding your exercise of subscription rights in the Rights Offering or the sale or transfer of the underlying Class A common stock, the underlying Rights Offering Warrants, or the shares of Class A common stock issuable upon exercise of the Rights Offering Warrants. Further, we have not authorized anyone to make any recommendation. Holders who exercise subscription rights will incur investment risk on new money invested. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference in, this prospectus, as it may be supplemented from time to time. See “Risk Factors” in this prospectus and in any document incorporated by reference into this prospectus.

Fees and Expenses
We will pay all fees charged by the Subscription Agent and Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights, including all bank or similar fees and charges related to payment by check or wire transfer. Neither we nor the Subscription Agent will pay such commissions, fees, taxes, expenses or other charges.
Our Decisions are Binding
All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us. Our determinations will be final and binding. We reserve the right, in our sole discretion, to waive any defect or irregularity, or permit a defect or irregularity to be corrected within the time that we may determine. We may also, in our sole discretion, reject the attempt to exercise any subscription right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within the time that we determine. Neither we nor the Subscription Agent will be under any duty to give notice of any defect or irregularity in connection with the submission of rights certificates.
Subscription Agent
Computershare Trust Company, N.A. is acting as the Subscription Agent for the Rights Offering under an agreement with us. All rights certificates, payments of the Subscription Price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to Computershare Trust Company, N.A. as follows:
By First Class Mail:	By Overnight Courier:
Computershare	Computershare
c/o Voluntary Corporate Actions/Blue Apron	c/o Voluntary Corporate Actions/Blue Apron
P.O. Box 43011	150 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021
Information Agent
Georgeson LLC is acting as the Information Agent for the Rights Offering under an agreement with us.
If you have any questions regarding the Rights Offering, completing a rights certificate or submitting payment in the Rights Offering, please contact the Information Agent at the following address and telephone number:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Shareholders, Banks and Brokers
Call Toll Free: 800-903-2897

Outside the U.S. or Canada
Call: 781-575-2137
Other Matters
This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities other than the subscription rights, the Units, the Class A common stock, the Rights Offering Warrants and the shares of Class A common stock issuable upon exercise of the Rights Offering Warrants nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state or jurisdiction. We are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any

Units from Eligible Securityholders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state or foreign securities laws and regulations, we also have the discretion to delay allocation and distribution of any Class A common stock or Rights Offering Warrants you may elect to purchase by exercise of your subscription rights in order to comply with state or foreign securities laws. We may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the subscription rights, you will not be able to participate in the Rights Offering.

THE PURCHASE AGREEMENT
On September 15, 2021, we entered into the Purchase Agreement with the Purchaser and Mr. M. Salzberg. The following summary of the material terms of the Purchase Agreement is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Purchase Agreement, a copy of which has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on September 15, 2021. We urge you to carefully read the entire document.
Pursuant to the Purchase Agreement, we agreed to sell, and the Purchaser agreed to purchase, in the Concurrent Private Placement concurrently with the closing of the Backstop Private Placement as further described below, on the same terms as the Backstop Private Placement and for aggregate gross proceeds of $30.0 million, (i) 3,000,000 shares of Class A common stock, (ii) warrants to purchase 2,400,000 shares of Class A common stock at an exercise price of $15.00 per share, (iii) warrants to purchase 1,200,000 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) warrants to purchase 600,000 shares of Class A common stock at an exercise price of $20.00 per share. The shares of Class A common stock and Private Placement Warrants issuable pursuant to the Concurrent Private Placement have the same terms and conditions as the shares of Class A common stock and Backstop Warrants to be issued pursuant to the Backstop Private Placement.
In addition to the Concurrent Private Placement, the Purchase Agreement obligates us to sell to the Purchaser, and the Purchaser to purchase from us, for aggregate gross proceeds of up to $45.0 million, less the aggregate gross proceeds received in this Rights Offering, in the Backstop Private Placement that number of shares of our Class A common stock and warrants that remain unsubscribed at the Expiration Time, up to a maximum of 4,500,000 shares of Class A common stock and Backstop Warrants to purchase up to an additional 6,300,000 shares of Class A common stock.
Also pursuant to the Purchase Agreement, we agreed to sell to Mr. M. Salzberg, and Mr. M. Salzberg agreed to purchase from us, in the Salzberg Private Placement, on the same terms as the Backstop Private Placement and Concurrent Private Placement and for an aggregate purchase price of $3.0 million, (i) 300,000 shares of Class A common stock, (ii) warrants to purchase 240,000 shares of Class A common stock at an exercise price of $15.00 per share, (iii) warrants to purchase 120,000 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) warrants to purchase 60,000 shares of Class A common stock at an exercise price of $20.00 per share. The Salzberg Private Placement closed concurrently with the signing of the Purchase Agreement on September 15, 2021. The price paid by Mr. M. Salzberg for such securities in the Salzberg Private Placement was equivalent to the Subscription Price.
The Purchase Agreement contains customary representations from us, on the one hand, and from the Purchaser and Mr. M. Salzberg, severally and not jointly, on the other hand. The Purchase Agreement also contains warranties, covenants and agreements by us, the Purchaser and Mr. M. Salzberg, and indemnification obligations of us, the Purchaser and Mr. M. Salzberg, including for liabilities under the Securities Act.
The Purchaser’s obligation to purchase securities in the Concurrent Private Placement and to fulfill its Backstop Commitment in the Backstop Private Placement and our obligation to issue the securities in the Concurrent Private Placement and the Backstop Private Placement is subject to customary closing conditions as well as the following:
•
the authorization of the shares of Class A common stock purchased under the Purchase Agreement and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants and/or the Backstop Warrants for listing under the NYSE; and

•
the completion of this Rights Offering.

We have agreed, prior to the earlier of the termination of the Purchase Agreement or the closing of the transactions contemplated thereunder, subject to certain conditions, to use commercially reasonable efforts to, and to cause each of our subsidiaries to, conduct its business and operations in the ordinary course and not to, and to cause our subsidiaries not to:
•
declare or pay any dividend or distribution on our or our subsidiaries’ securities or on interests in the capital stock of us or our subsidiaries, with specified exceptions;

•
adjust, split, combine or reclassify or otherwise amend the terms of our or our subsidiaries’ capital stock;

•
repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any securities of ours or our subsidiaries or interests in our or our subsidiaries’ capital stock;

•
issue or sell any securities of ours or our subsidiaries or interests in our or our subsidiaries’ capital stock, subject to specified exceptions;

•
amend our or our subsidiaries’ organizational documents, as applicable;

•
sell, lease or otherwise dispose of a material amount of our or our subsidiaries’ assets or securities, including by merger, consolidation, asset sale or other business combination, other than in the ordinary course of business consistent with past practice;

•
make any material acquisitions, by purchase or other acquisition of shares or other equity interests, or by merger, consolidation or other business combination, or material purchase of any property or assets, to or from any person, other than in the ordinary course of business;

•
adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

•
agree or commit to do any of the foregoing.

Further, our board of directors has adopted resolutions approving a communications and governance plan regarding the Purchase Agreement and specified ESG measures.
The Purchaser has agreed that it will not acquire any securities which would result in such Purchaser or any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which it is a member owning more than 33% of the aggregate outstanding voting power of our equity interests without our prior written consent. Under the Purchase Agreement, the Purchaser is obligated to vote its securities, and to cause any of our securities the Purchaser or Mr. Sanberg or certain of their respective affiliates beneficially own to be voted in excess of 19.9% of the total voting power of our outstanding capital stock in accordance with the votes of all stockholders. Additionally, the Purchaser agreed to customary standstill restrictions for a period of three years.
Prior to the closing date, we or the Purchaser may terminate the Purchase Agreement by (i) mutual written consent of such parties; (ii) by either such party upon the other party’s uncured material breach of any representation, warranty, covenant or agreement under the Purchase Agreement after the earlier of an applicable notice period or the expiration of the Rights Offering subscription period; or (iii) if the proposed Rights Offering, Backstop Private Placement and Concurrent Private Placement have not been consummated by March 14, 2022. If the Purchase Agreement is terminated by either us or the Purchaser in accordance with its terms, we have agreed to repurchase the Salzberg Private Placement Securities from Mr. M. Salzberg at the original purchase price.
This information regarding the Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about us, the Purchaser, Mr. M. Salzberg or their respective subsidiaries and affiliates. The Purchase Agreement contains representations and warranties by us, on the one hand, and Purchaser and Mr. M. Salzberg, severally and not jointly, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Purchase Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between us, on the one hand, and its counterparties, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Purchase Agreement should not be relied on by any persons as characterizations of the actual state of facts about us, the Purchaser, Mr. M. Salzberg or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

DESCRIPTION OF THE UNITS
The following description summarizes certain terms of the Units, each of which consists of (i) the Applicable Fraction of one share of Class A common stock, (ii) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share. This description is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Rights Offering Warrants and the Warrant Agent Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. We will provide copies of these documents to you upon request.
We are distributing in the Rights Offering to Eligible Securityholders non-transferable subscription rights to purchase Units to be issued by us. The subscription rights entitle each Eligible Securityholder to purchase one (1) Unit for each whole share of our Class A common stock owned by such Eligible Securityholder (or in the case of the Lender Warrants, which would be owned upon exercise of the Lender Warrants), as of the close of business on the record date of October 8, 2021. Each Unit consists of (i) the Applicable Fraction of one share of Class A common stock, (ii) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share. You may only purchase whole Units in denominations of $1.8505 per Unit in the Rights Offering. No fractional shares of Class A common stock or fractional Rights Offering Warrants will be issued upon the exercise of any subscription rights for Units issuable in this offering. Further, Rights Offering Warrants received by an Eligible Securityholder may only be exercised to purchase whole numbers of shares of our Class A common stock and may not be exercised in respect of any fractional shares of our Class A common stock. Eligible Securityholders may aggregate Rights Offering Warrants that they hold with the same exercise price for the purpose of exercise.
The Applicable Fraction is equal to 0.185056, which has been calculated by dividing $45.0 million by the product of (x) the effective purchase price for one share of Class A common stock and associated warrants of $10.00 and (y) the number of Eligible Securities as of October 8, 2021, the record date. As of October 8, 2021, there were 24,052,784 shares of Class A common stock outstanding and 264,218 shares of Class A common stock issuable upon exercise of the Lender Warrants. As a result, each Unit consists of (i) 0.185056 shares of Class A common stock, (ii) one warrant to purchase 0.148045 shares of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase 0.074022 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase 0.037011 shares of Class A common stock at an exercise price of $20.00 per share. As a result, if you hold, or are deemed to hold, fewer than six shares of our Class A common stock on the record date, then you will not be able to satisfy the minimum subscription amount and will not be able to participate in the Rights Offering.
In total, we are offering 24,317,002 Units in the Rights Offering. If the subscription rights are fully exercised in the Rights Offering, the purchase of Units in the Rights Offering will result in the issuance of up to (i) 4,500,000 shares of Class A common stock, (ii) warrants to purchase up to 3,600,000 shares of Class A common stock at an exercise price of $15.00 per share, (iii) warrants to purchase up to 1,800,000 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) warrants to purchase up to 900,000 shares of Class A common stock at an exercise price of $20.00 per share.
The Units are not transferable and will not be listed on any exchange. Upon the closing of the Rights Offering, the components of the Units will immediately separate from one another such that the shares of Class A common stock and Rights Offering Warrants will constitute separate securities and will be transferable separately only to the extent permitted by their respective terms. The Rights Offering Warrants will be exercisable upon issuance until the seventh anniversary of their issuance date at the applicable exercise price per share.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our restated certificate of incorporation, as amended, our amended and restated by-laws and applicable provisions of Delaware corporate law. You should read our restated certificate of incorporation, as amended, and amended and restated by-laws, copies of which have been filed with the Securities and Exchange Commission and are incorporated by reference herein. For a description of the proposed amendments to our restated certificate of incorporation, see “— Provisions of Our Restated Certificate of Incorporation, as Amended, Our Amended and Restated By-laws and Delaware Law That May Have Anti-Takeover Effects — Proposed Amendments” below.
As of October 8, 2021, our authorized capital stock consisted of 1,500,000,000 shares of Class A common stock, par value $0.0001 per share, 175,000,000 shares of Class B common stock, par value $0.0001 per share, 500,000,000 shares of Class C capital stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.
As of October 8, 2021, 24,052,784 shares of Class A common stock were outstanding, no shares of Class B common stock were outstanding, no shares of Class C capital stock were outstanding and no shares of preferred stock were outstanding. On September 15, 2021, in connection with the Capital Raise, certain of our existing holders of Class B common stock, including Mr. M. Salzberg and Mr. B. Salzberg, and certain of their affiliated entities, and Mr. Sanberg and certain of his affiliated entities, elected to convert all of their respective outstanding shares of Class B common stock voluntarily into Class A common stock, effective immediately. As a result of these conversions, pursuant to our restated certificate of incorporation, as amended, which provides for the automatic conversion of all outstanding shares of Class B common stock when the outstanding shares of Class B common stock represents less than 5% of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, each outstanding share of Class B common stock automatically converted into one share of Class A common stock on a one-for-one basis. We intend to file a Certificate of Retirement with the Secretary of State of the State of Delaware to retire all shares of Class B common stock that were previously issued and outstanding. As a result, we only have one class of common stock outstanding, our Class A common stock, each share of which is entitled to one vote.
Capital Stock
Annual Meeting.   Annual meetings of our stockholders are held on the date designated in accordance with our amended and restated by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the chairman of the board or the secretary upon the written request, stating the purpose of such meeting, of the holders of a majority of the outstanding shares of all classes of capital stock entitled to vote at the meeting. Except as may be otherwise provided by applicable law, our restated certificate of incorporation, as amended, or our amended and restated by-laws, all uncontested elections and other questions shall be decided by a majority of the votes cast by stockholders entitled to vote thereon and voting affirmatively or negatively on such matter at a duly held meeting of stockholders at which a quorum is present, and all contested elections shall be decided by a plurality of votes cast by stockholders entitled to vote thereon.
Holders of Class A common stock are entitled to one vote for each whole share of Class A common stock held on all matters submitted to a vote of stockholders, holders of Class B common stock are entitled to ten votes for each share of Class B common stock held on all matters submitted to a vote of stockholders and holders of Class C capital stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Following the conversion of the outstanding shares of Class B common stock into shares of Class A common stock, which was effected September 15, 2021, the Class A common stock is our only outstanding class of capital stock.

Historically, our restated certificate of incorporation, as amended, and amended and restated bylaws have provided for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. In 2021, our board of directors and our stockholders approved an amendment to our restated certificate of incorporation, as amended, to declassify our board of directors. We refer to this amendment as the Declassification Amendment. The Declassification Amendment became effective in June 2021. In accordance with our restated certificate of incorporation, as further amended by the Declassification Amendment, directors will be elected to one-year terms of office beginning at our 2022 annual meeting of stockholders, such that at our 2024 annual meeting of stockholders, there will be a single class of directors subject to annual election for one-year terms. Prior to the 2024 annual meeting of stockholders, a person elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen. The restated certificate of incorporation, as amended, does not provide for cumulative voting for the election of directors.
Dividends.   Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock, Class B common stock and Class C capital stock are entitled, equally, identically and ratably on a per share basis, to receive dividends out of funds legally available if the board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. The board of directors may pay or make a disparate dividend or distribution per share of Class A common stock, Class B common stock or Class C capital stock if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, Class B common stock and Class C capital stock, each voting separately as a class.
Liquidation, Dissolution and Winding Up.   If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of Class A common stock, Class B common stock and Class C capital stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock and unless an affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, Class B common stock and Class C capital stock, each voting separately as a class, approve in advance different treatment of the shares of each such class with respect to distributions.
Right to Receive Merger Distributions.   Our restated certificate of incorporation, as amended, provides that, in the event of a consolidation or merger of us with or into any other entity, the distribution or payment in respect of the shares of Class A common stock, Class B common stock and Class C capital stock shall be made ratably on a per share basis among the holders of Class A common stock, Class B common stock and Class C capital stock as a single class, unless the only difference in the per share consideration between the holders of different classes of Class A common stock, Class B common stock or Class C capital stock is that any securities distributed to the holder of a share of Class B common stock have ten times the voting power of any securities distributed to the holder of a share of Class A common stock and that any securities distributed to the holder of a share of Class C capital stock have no voting rights or power.
Third-Party Tender or Exchange Offers.   Our restated certificate of incorporation, as amended, provides that we may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A common stock, Class B common stock or Class C capital stock, and neither we nor the board of directors may recommend that holders tender shares of Class A common stock, Class B common stock or Class C capital stock into any third-party tender or exchange offer, unless the holders of each of Class A common stock, Class B common stock or Class C capital stock have the right to receive the same amount of consideration on a per share basis as the other classes, unless the only difference in the per share consideration between the holders of different classes of Class A common stock, Class B common stock or Class C capital stock is that any securities distributed to the holder of a share of Class B common stock have ten times the voting power of any securities distributed to the holder of a share of Class A common stock and that any securities distributed to the holder of a share of Class C capital stock have no voting rights or power.

Conversion.   On September 15, 2021, in connection with the Capital Raise, certain of our existing holders of Class B common stock, including Mr. M. Salzberg and Mr. B. Salzberg, and certain of their affiliated entities, and Mr. Sanberg and certain of his affiliated entities, elected to convert all of their outstanding shares of Class B common stock voluntarily into Class A common stock, effective immediately. As a result of these conversions, pursuant to our restated certificate of incorporation, as amended, which provides for the automatic conversion of all outstanding shares of Class B common stock when the outstanding shares of Class B common stock represents less than 5% of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, each outstanding share of Class B common stock automatically converted into one share of Class A common stock.
Each share of Class B common stock or Class C capital stock that is converted into Class A common stock will thereupon automatically be retired and not be available for reissuance. If we subsequently wish to issue more shares of Class B common stock or Class C capital stock than are then authorized for issuance, we would first have to amend our restated certificate of incorporation, as amended, with the approval of the board of directors and stockholders in accordance with the General Corporation Law of the State of Delaware, which we refer to as the DGCL.
Authorized but Unissued Shares.   The authorized but unissued shares of our Class A common stock, Class B common stock, Class C capital stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved capital stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Other Rights.   Holders of the Class A common stock, Class B common stock, and Class C capital stock have no right to:
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have their stock redeemed;

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purchase additional stock; or

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maintain their proportionate ownership interest in us.

Holders of shares of the Class A common stock, Class B common stock, and Class C capital stock are not required to make additional capital contributions.
Transfer Agent and Registrar.   Computershare Trust Company, N.A. is transfer agent and registrar for our Class A common stock.
Preferred Stock
We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock, including dividend rights, conversion rights, redemption privileges and liquidation preferences. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval. The specific terms of any series of preferred stock offered pursuant to this prospectus will be described in the prospectus supplement relating to that series of preferred stock.
A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.
The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:
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the designation and stated value per share of the preferred stock and the number of shares offered;

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the amount of liquidation preference per share;

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the price at which the preferred stock will be issued;

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the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

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any redemption or sinking fund provisions;

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if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

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any conversion provisions; and

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any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.
Rank.   Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs, rank:
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senior to our Class A common stock and Class C capital stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs;

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on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs; and

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junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

The term “equity securities” does not include convertible debt securities.
Dividends.   Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.
Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.
No dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless full dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.
No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.
Liquidation Preference.   Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before we make any distribution or payment to the holders of any Class A common stock or Class C capital stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of our remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.
Upon any such liquidation, dissolution or winding up and if we have made liquidating distributions in full to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or assets will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.
Redemption.   If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.
The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. We may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such preferred stock may provide that, if no such shares of our capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, we will not redeem any preferred stock of a series unless:
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if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on the preferred stock for all past dividend periods and the then current dividend period; or

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if such series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends for the then current dividend period.

In addition, we will not acquire any preferred stock of a series unless:
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if that series of preferred stock has a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

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if that series of preferred stock does not have a cumulative dividend, we have declared and paid or contemporaneously declare and pay or set aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

However, at any time we may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.
If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that we determine. Such determination will reflect adjustments to avoid redemption of fractional shares.
Unless otherwise specified in the prospectus supplement, we will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on our stock transfer books. Each notice shall state:
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the redemption date;

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the number of shares and series of preferred stock to be redeemed;

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the redemption price;

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the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

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that dividends on the shares to be redeemed will cease to accrue on such redemption date;

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the date on which the holder’s conversion rights, if any, as to such shares shall terminate; and

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the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

If notice of redemption has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.
Voting Rights.   Holders of preferred stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.
Unless otherwise provided for under the terms of any series of preferred stock, no consent or vote of the holders of shares of preferred stock or any series thereof shall be required for any amendment to our certificate of incorporation that would increase the number of authorized shares of preferred stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of preferred stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of preferred stock or such series, as the case may be, then outstanding).
Conversion Rights.   The terms and conditions, if any, upon which any series of preferred stock is convertible into our Class A common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Class A common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.
Transfer Agent and Registrar.   The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.
Registration Rights
Investor Rights Agreement
Pursuant to our investors’ rights agreement, certain stockholders have the right to request that their shares be included in a registration statement that we are otherwise filing. We refer to the shares held by holders having rights under this agreement as “registrable securities.” As of October 8, 2021, the holders of approximately 3.8 million registrable securities have rights under this agreement, which includes shares of Class A common stock issued in the Salzberg Private Placement.
Piggyback Registration Rights.   Pursuant to the investors’ rights agreement, if we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit or similar plans or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered, the holders of all registrable securities are entitled to receive notice of the registration and to include their registrable securities in such registration. The underwriters of any underwritten offering will have the right to limit the number of the number of registrable securities that may be included in the registration statement. The holders of all registrable securities have waived these piggyback registration rights in connection with this offering.
Expenses of Registration.   We are required to pay all expenses relating to any Form S-3 or piggyback registration, other than the underwriting discount, subject to certain limited exceptions.
Purchase Agreement
Pursuant to the Purchase Agreement, we have agreed to enter into a Registration Rights Agreement with the Purchaser and Mr. M. Salzberg prior to the closing of the completion of the Capital Raise. Pursuant to this Registration Rights Agreement, the Purchaser, Mr. M. Salzberg and their respective permitted transferees will have the right to request that we file a registration statement with respect to all or a portion of the shares that they hold, which will include shares held prior to the Capital Raise and shares purchased in connection with the Capital Raise. We are required to pay all expenses relating to any registration, other than the underwriting discount, subject to certain limited exceptions.
Provisions of Our Restated Certificate of Incorporation, as Amended, Our Amended and Restated By-laws and Delaware Law That May Have Anti-Takeover Effects
Board of Directors.   Historically, our restated certificate of incorporation, as amended, and amended and restated by-laws have provided for a board of directors divided as nearly equally as possible into three classes. Each class was elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. As described above, we initiated the formal process of declassifying our board of directors in June 2021 with the effectiveness of the Declassification Amendment. In accordance with our restated certificate of incorporation, as further amended by the Declassification Amendment, directors will be elected to one-year terms of office beginning at our 2022 annual meeting of stockholders, such that at our 2024 annual meeting of stockholders, there will be a single class of directors subject to annual election for one-year terms. Prior to the 2024 annual meeting of stockholders, a person elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen. The number of directors comprising our board of directors is fixed from time to time by the board of directors.
Removal of Directors by Stockholders.   Our restated certificate of incorporation, as amended, provides that, subject to the rights of holders of any series of preferred stock, members of our board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the votes that all the stockholders would be entitled to cast in an election of directors.
Stockholder Nomination of Directors.   Our amended and restated by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the later of (x) the 90th day prior to the date of such meeting and (y) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us.
No Action by Written Consent.   Our restated certificate of incorporation, as amended, provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.
Supermajority Voting.   The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of the board of directors or the affirmative vote of the holders of at least 66 2∕3% of the votes that all stockholders would be entitled to cast for the election of directors. In addition, the affirmative vote of the holders of at least 66 2∕3% of the votes that all stockholders would be entitled to cast for the election of directors is required to amend, repeal, or adopt any provisions inconsistent with any of the provisions of our restated certificate of incorporation, as amended, with respect to our classified board of directors, quorum of directors, and removal of directors and the provisions of our restated certificate of incorporation, as amended, with respect to special meetings of the stockholders.
Choice of Forum.   Our restated certificate of incorporation, as amended, provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of us, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or stockholder of ours to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery, or (4) any action asserting a claim governed by the internal affairs doctrine. Our restated certificate of incorporation, as amended, further provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Delaware Business Combination Statute.   Section 203 of the DGCL is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:
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a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

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any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.
The prohibition against these transactions does not apply if:

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prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

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the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Proposed Amendments.   We will propose amendments to our restated certificate of incorporation, as amended, in connection with our 2022 annual meeting of stockholders to:
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permit one or more stockholders, representing at least twenty-five percent (25%) of the voting power of our outstanding capital stock to call a special meeting of stockholders;

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eliminate the requirement that the affirmative vote of a supermajority of stockholders be required to remove a director; and

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eliminate the requirement that the affirmative vote of a supermajority of stockholders be required to amend our restated certificate of incorporation, as amended, or our bylaws, subject to certain exceptions.

Additionally, upon closing the transactions pursuant to the Purchase Agreement, we shall amend our bylaws to permit “proxy access” to facilitate the ability of our stockholders to nominate director candidates for inclusion on our proxy statement in connection with our annual meeting of stockholders.

DESCRIPTION OF THE RIGHTS OFFERING WARRANTS
The following description is a summary of the material provisions of the Rights Offering Warrants underlying the Units being offered in the Rights Offering. It does not restate the terms of the Rights Offering Warrants in their entirety. We urge you to carefully read the form of Rights Offering Warrant because the form of Rights Offering Warrant, and not this description, defines your rights as a holder of the Rights Offering Warrants. A copy of the form of each of the Rights Offering Warrant and the Warrant Agent Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. Certain defined terms used in this description but not defined in this prospectus have the meanings assigned to them in the Rights Offering Warrant. The registered holder of a Rights Offering Warrant will be treated as the owner of it for all purposes. Only registered holders will have rights under the Rights Offering Warrants.
General
In addition to the Applicable Fraction of a share of Class A common stock, each subscription right entitles the Eligible Securityholder upon exercise to (i) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (ii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iii) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share, as applicable, under the terms of the Rights Offering Warrant. As a result, in addition to 0.185056 shares of Class A common stock, each right entitles the Eligible Securityholder upon exercise to (i) one warrant to purchase 0.148045 shares of Class A common stock at an exercise price of $15.00 per share, (ii) one warrant to purchase 0.074022 shares of Class A common stock at an exercise price of $18.00 per share, and (iii) one warrant to purchase 0.037011 shares of Class A common stock at an exercise price of $20.00 per share. For an example of the warrants issuable upon the exercise of certain numbers of subscription rights, see “The Rights Offering — Minimum Subscription Amount.” The exercise prices and the number of shares of Class A common stock issuable upon exercise of a Rights Offering Warrant are all subject to adjustment in certain cases. See “— Adjustments” below.
The Rights Offering Warrants may be exercised at any time on or after the date of issuance. Unless earlier exercised, the Rights Offering Warrants will expire on the seventh anniversary of the date of issuance. Rights Offering Warrants received by an Eligible Securityholder may only be exercised to purchase whole numbers of shares of our Class A common stock and may not be exercised in respect of any fractional shares of our Class A common stock. Eligible Securityholders may aggregate Rights Offering Warrants that they hold with the same exercise price for the purpose of exercise.
The Rights Offering Warrants will be issued pursuant to a Warrant Agent Agreement (which we refer to as the Warrant Agreement) between us and Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A., collectively the Warrant Agent. The Rights Offering Warrants are subject to the terms of the Rights Offering Warrant itself and the Warrant Agreement and may only be exercised or transferred in accordance with the terms thereof. A copy of each of the form of Rights Offering Warrant and the form of Warrant Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of Rights Offering Warrant and form of Warrant Agreement for a more complete discussion of the terms of the Rights Offering Warrants. The Rights Offering Warrants are non-transferable, except in certain permitted circumstances, and will not be listed or otherwise trade on any stock exchange. As a result, we cannot assure you that a market will develop for the Rights Offering Warrants. See “— Transferability of Rights Offering Warrants” below.
All Rights Offering Warrants that are purchased in the Rights Offering as part of the Units will be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from our transfer agent or Warrant Agent reflecting ownership of Rights Offering Warrants if you are a holder of record. We may, in our discretion, aggregate the number of Rights Offering Warrants with the same per-share exercise price that we issue to you so long as the total number of shares of Class A common stock issuable upon exercise of such Rights Offering Warrants is unchanged. The Warrant Agent will arrange for the issuance of the Rights Offering Warrants as soon as practicable after the closing of the Rights Offering and related transactions. At closing, all prorating calculations and reductions contemplated by the terms of the Rights Offering will have been effected and payment to us for the subscribed-for Units will have cleared. If you hold your Eligible Securities in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the Rights Offering Warrants you purchased in the Rights Offering.
On September 15, 2021, we entered into the Purchase Agreement with the Purchaser. Subject to the conditions contained therein, the Purchase Agreement obligates us to sell to the Purchaser, and the Purchaser to purchase from us, in the Concurrent Private Placement, and for aggregate gross proceeds of $30.0 million, (i) 3,000,000 shares of Class A common stock, (ii) warrants to purchase 2,400,000 shares of Class A common stock at an exercise price of $15.00 per share, (iii) warrants to purchase 1,200,000 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) warrants to purchase 600,000 shares of Class A common stock at an exercise price of $20.00 per share (which warrants we refer to as the Private Placement Warrants).
Further, subject to the conditions contained therein and concurrently with the closing of the Concurrent Private Placement, the Purchase Agreement obligates us to sell to the Purchaser, and the Purchaser to purchase from us, in the Backstop Private Placement, on the same terms as the Concurrent Private Placement, that number of shares of our Class A common stock and warrants that remain unsubscribed at the Expiration Time. The price to be paid by the Purchaser for such securities in the Concurrent Private Placement and Backstop Private Placement is equivalent to the Subscription Price. The Backstop Warrants and Private Placement Warrants to be issued to the Purchaser pursuant to the Purchase Agreement may be exercised or transferred only to the extent permitted by the terms of the Backstop Warrant, the Private Placement Warrant and the Purchase Agreement, as applicable, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. We expect the Backstop Warrants and Private Placement Warrants to be delivered to the Purchaser on or about November 4, 2021.
Under the Purchase Agreement, we also agreed to sell to Mr. M. Salzberg, and Mr. M. Salzberg agreed to purchase from us, in the Salzberg Private Placement, on the same terms as the Backstop Private Placement and the Concurrent Private Placement and for aggregate gross proceeds of $3.0 million, (i) 300,000 shares of Class A common stock, (ii) warrants to purchase 240,000 shares of Class A common stock at an exercise price of $15.00 per share, (iii) warrants to purchase 120,000 shares of Class A common stock at an exercise price of $18.00 per share, and (iv) warrants to purchase 60,000 shares of Class A common stock at an exercise price of $20.00 per share. The Salzberg Private Placement closed concurrently with the signing of the Purchase Agreement on September 15, 2021. The price paid by the Mr. M. Salzberg for such securities in the Salzberg Private Placement was equivalent to the Subscription Price. If the Purchase Agreement is terminated by either us or the Purchaser in accordance with its terms, we have agreed to repurchase from Mr. M. Salzberg the securities issued in the Salzberg Private Placement, including the warrants described above, at the original purchase price. The Salzberg Warrants issued to Mr. M. Salzberg are not subject to the Warrant Agreement. Such warrants may be exercised or transferred only to the extent permitted by the terms of the Salzberg Warrants, a copy of which was filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on September 15, 2021.
Exercise
In order to exercise all or any of the Rights Offering Warrants, the holder thereof is required to deliver to the Warrant Agent a notice of exercise, substantially in the form attached to the Rights Offering Warrant as Annex A, and pay the amount of the full exercise price for each share of Class A common stock. The exercise price may be paid only in cash. However, a Fundamental Transaction (as defined below) resulting in the consideration payable to each holder of our Class A common stock consisting of more than 50% cash and/or equity securities of the acquiring entity shall result in either a cashless exercise of the outstanding Rights Offering Warrants or cancellation of the Rights Offering Warrant, in each case as further described in the form of warrant.
Limitations on Exercise
A holder (together with its affiliates as determined in accordance with the Rights Offering Warrant) may not exercise any portion of the Rights Offering Warrant to the extent that the holder would own more than 4.99%, or, upon the election of the warrantholder, 9.99%, of the number of outstanding shares of Class A common stock after exercise. However, upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Rights Offering Warrants up to 9.99% of the number of shares of our Class A common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Rights Offering Warrants. Rights Offering Warrants received by an Eligible Securityholder may only be exercised to purchase whole numbers of shares of our Class A common stock. Eligible Securityholders may aggregate Rights Offering Warrants that they hold with the same exercise price for the purpose of exercise. No fractional shares of Class A common stock will be issued in connection with the exercise of a Rights Offering Warrant but rather, at our election, either the number of shares to be issued shall be rounded up to the nearest whole number or we shall pay the holder cash in lieu of fractional shares.
For the warrants issued in connection with the Concurrent Private Placement and Backstop Private Placement, the Purchaser (together with its affiliates as determined in accordance with such warrants) may not exercise any portion of such warrants to the extent that the Purchaser or any “group” within the meaning of Section 13(d)(3) of the Exchange Act would own more than 33% of the aggregate outstanding voting power of our Equity Interests (as defined in that certain Financing Agreement, dated as of October 16, 2020, by and among us, Blue Apron, LLC, certain of our other subsidiaries as subsidiary guarantors, the lenders party thereto from time to time, and Blue Torch Finance, LLC, as administrative agent and collateral agent for such lenders, as amended) (which we refer to as the Financing Agreement). This limitation on the Purchaser’s exercisability applies until the date that is 61 days after the Financing Agreement is terminated and all amounts thereunder are fully paid and discharged or such earlier date as any required consent or waiver under the Financing Agreement is obtained.
No Rights as Stockholders
The holders of unexercised Rights Offering Warrants are not entitled to any of the rights to which the holders of our outstanding shares of Class A common stock are entitled and, as such, are not entitled to receive notice of, or to vote at, any meeting, to consent, to receive notice of any of our other proceedings or to exercise any other rights whatsoever as our stockholders.
Transferability of Rights Offering Warrants
The Rights Offering Warrants are non-transferable, except in certain permitted circumstances, including (a) upon death of a holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the Rights Offering Warrants are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order, (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity or (e) to an affiliate (as defined in the Rights Offering Warrant) controlled by, or under common control with, the holder. The Rights Offering Warrants are not listed on any securities exchange or nationally recognized trading system.
Fundamental Transactions
In case of any merger, consolidation, sale of all or substantially all assets, exchange offer, tender offer, recapitalization, reorganization, spin-off, scheme of arrangement or any other transaction resulting in our stockholders immediately before such transaction owning, directly or indirectly, less than a majority of the aggregate voting power of the resultant entity (collectively which we refer to as a Fundamental Transaction), then, upon any subsequent exercise, the holder of a Rights Offering Warrant, at its option, shall be entitled to receive the number of shares of equity securities of the successor entity and any additional consideration, if applicable, as a result of such Fundamental Transaction that the holders of outstanding shares of Class A common stock were entitled to receive. In determining the kind and amount of stock, securities or the property receivable upon exercise of a Rights Offering Warrant following the closing of such Fundamental Transaction, if the holders of Class A common stock have the right to elect the kind or amount of consideration receivable upon closing of such Fundamental Transaction, then the holders of the Rights Offering Warrants shall receive the same choice as to the consideration.
In the event of a Fundamental Transaction in which the consideration payable to each holder of our Class A common stock consists of more than 50% cash and/or equity securities of the acquiring entity, then the Rights Offering Warrant shall automatically be converted into shares of Class A common stock, less a certain number of shares that constitutes payment for the exercise; provided, however, that if, upon closing such Fundamental Transaction, the exercise price is equal to or greater than the fair market value of the Class A common stock, then the Rights Offering Warrant shall be cancelled and the holder shall have no further rights thereunder.
Adjustments
The number of shares of Class A common stock issuable upon exercise of the Rights Offering Warrants and the exercise price will be subject to adjustment in certain events including:
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dividends or distributions of shares of our Class A common stock;

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subdivisions, combinations and certain reclassifications of shares of our Class A common stock;

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certain additional issuances of Class A common stock or securities exercisable for or convertible into shares of Class A common stock at a price per share less than the market price for our Class A common stock;

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distributions of assets other than Class A common stock; or

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certain repurchases by us of shares of our Class A common stock pursuant to a tender offer or exchange offer at a price above the market price for our shares of Class A common stock.

Unless a distribution is made in connection with a Fundamental Transaction, if there is a distribution to the holders of Class A common stock (other than pursuant to a subdivision, combination, reclassification or similar transaction) and the fair market value of the cash and/or any other property to be so paid or distributed is equal to or greater than the market price per share of our Class A common stock, then upon exercise of the Rights Offering Warrant, the holder of the Rights Offering Warrant will receive, without payment of any additional consideration therefor, the amount of such distribution the holder would hold on the date of exercise, as if the holder had been a record holder of Class A common stock on the date of such distribution, in addition to the number of shares of Class A common stock receivable upon exercise.
Amendment
No provision of the Rights Offering Warrants or Warrant Agreement may be amended, modified, or waived, except in a written document signed by us and the Warrant Agent.
Warrant Agent
Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A., collectively, are the Warrant Agent.
Governing Law
The Warrant Agreement and the Rights Offering Warrants are governed by, and will be construed in accordance with, the laws of the State of New York.
U.S. Tax Consequences
For a discussion of certain U.S. federal income tax consequences relating to the Rights Offering Warrants, see “Material U.S. Federal Income Tax Consequences.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the subscription rights acquired by Eligible Securityholders through the Rights Offering, the ownership, disposition and exercise (or expiration) of Rights Offering Warrants received upon exercise of the subscription rights, and the ownership and disposition of shares of our Class A common stock received upon exercise of the subscription rights or Rights Offering Warrants.
This summary deals only with subscription rights acquired by Eligible Securityholders through the Rights Offering, shares of our Class A common stock and Rights Offering Warrants acquired upon exercise of subscription rights and shares of our Class A common stock acquired upon exercise of the Rights Offering Warrants, in each case, that are held as capital assets by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax, the Medicare tax on net investment income, and the consequences under Section 451(b) of the Internal Revenue Code of 1986, as amended, or the Code. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).
This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation:
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insurance companies;

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real estate investments trusts or regulated investment companies;

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tax-exempt organizations;

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government organizations;

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financial institutions;

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brokers or dealers in securities or currencies;

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traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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pension plans;

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persons that acquired subscription rights, shares of our common stock, Lender Warrants or Rights Offering Warrants in connection with employment or other performance of services;

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controlled foreign corporations;

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passive foreign investment companies;

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owners that hold our subscription rights, shares of common stock, Lender Warrants or Rights Offering Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

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U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, and

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certain U.S. expatriates and former citizens or residents of the United States.

The discussion below is based upon the provisions of the Code, the United States Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt or exercise (or expiration) of subscription rights, the acquisition, ownership and disposition of shares of our Class A common stock or the acquisition, ownership, disposition and exercise (or expiration) of Rights Offering Warrants that are different from those discussed below.
As used herein, a “U.S. Holder” means a beneficial owner of shares of our common stock or Lender Warrants, subscription rights, shares of our Class A common stock or Rights Offering Warrants acquired upon exercise of subscription rights or shares of our Class A common stock acquired upon exercise of Rights Offering Warrants, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person.
A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the beneficial owner, the U.S. federal income tax treatment of a partner or owner in such partnership generally will depend upon the status of the partner or owner and the activities of the partnership. Holders that are partnerships (and partners or owners in such partnerships) are urged to consult their own tax advisors.
HOLDERS OF SHARES OF OUR COMMON STOCK AND LENDER WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR CLASS A COMMON STOCK AND RIGHTS OFFERING WARRANTS ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS AND SHARES OF OUR CLASS A COMMON STOCK ACQUIRED UPON EXERCISE OF RIGHTS OFFERING WARRANTS.
Tax Consequences to U.S. Holders
Taxation of Subscription Rights
Receipt of Subscription Rights
We do not believe that a U.S. Holder’s receipt of subscription rights pursuant to the Rights Offering should be treated as a taxable distribution with respect to the holder’s existing shares of common stock or Lender Warrants for U.S. federal income tax purposes and intend to take the position that such receipt will be a non-taxable distribution. However, the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering, including (1) the inclusion of the right to purchase Rights Offering Warrants in the subscription rights (rather than the right to purchase only shares of our common stock), (2) the distribution of subscription rights to holders of Lender Warrants, and (3) the inclusion of the backstop commitments by certain securityholders. Pursuant to Section 305(a) of the Code, in general, the receipt by a stockholder of a right to acquire stock or warrants should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b) of the Code, which include “disproportionate distributions.” We do not believe the receipt of the subscription rights should be treated as a disproportionate distribution, but the rules related to disproportionate distributions are complex. A disproportionate distribution is a distribution or a series of distributions, including a deemed distribution, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. The Treasury Regulations under Section 305 generally treat distributions of cash or non-stock property within 36 months of another distribution as a series of distributions. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock. Currently we do not intend to make any future distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock; however, there is no guarantee that we will not make such distributions in the future.

Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights upon receipt would be taxable to holders of our common stock to which the subscription right is distributed as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2021. Further, if the position regarding the tax-free treatment of the subscription rights distribution is incorrect, the treatment of holders of Lender Warrants is not clear, and it may differ from, and may be more adverse than, the treatment of the subscription rights distribution to the holders of common stock
The following discussion assumes that the distribution of the subscription rights is a non-taxable distribution to holders of our common stock and Lender Warrants for U.S. federal income tax purposes.
Tax Basis in the Subscription Rights
If the fair market value of the subscription rights a U.S. Holder receives is less than 15% of the fair market value of the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) on the date the holder receives the subscription rights, the subscription rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless the holder elects to allocate the holder’s basis in the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) between the holder’s existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights, determined on the date of receipt of the subscription rights. If a U.S. Holder chooses to allocate basis between the holder’s existing common shares and the subscription rights, the holder must make this election on a statement included with the holder’s timely filed tax return (including extensions) for the taxable year in which the holder receives the subscription rights. Such an election is irrevocable.
However, if the fair market value of the subscription rights a holder receives is 15% or more of the fair market value of the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) on the date the holder receive the subscription rights, then the holder must allocate the holder’s basis in the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) between those shares and the subscription rights the holder receives in proportion to their fair market values determined on the date the holder receives the subscription rights.
The allocation of tax basis in a holder’s Lender Warrants (with respect to which the subscription rights are distributed) to the subscription rights is unclear. A U.S. Holder may allocate such basis in the same manner as described above with respect to shares of common stock (with respect to which the subscription rights are distributed). Holders of Lender Warrants should consult their own tax advisors regarding the allocation of tax basis in the Lender Warrants to the subscription rights.
The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the Subscription Price of the subscription rights and the trading price of our shares of common stock on the date that the subscription rights are distributed, the exercise price and exercise period of the Rights Offering Warrants, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.
Exercise of Subscription Rights
Generally, a U.S. Holder will not recognize gain or loss upon the exercise of subscription rights in the Rights Offering. A U.S. Holder’s adjusted tax basis, if any, in the subscription rights as determined above under “Tax Basis in the Subscription Rights” plus the Subscription Price should be allocated between the new shares of Class A common stock and Rights Offering Warrants acquired upon exercise of the subscription rights. The Subscription Price should be allocated between the shares of Class A common stock and the

Rights Offering Warrants acquired upon exercise of the subscription rights in proportion to their relative fair market values on the exercise date. The proper method for allocating the basis in the subscription rights between the shares of Class A common stock and the Rights Offering Warrants acquired upon exercise of the subscription rights is unclear, and the U.S. Holder should consult with the holder’s own tax advisor. It is possible that this allocation should be made in proportion to the relative fair market values of the shares of Class A common stock and Rights Offering Warrants on the date the subscription rights were distributed (rather than the exercise date). These allocations will establish the U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the shares of Class A common stock and Rights Offering Warrants received upon exercise of the subscription rights. The holding period of shares of Class A common stock or Rights Offering Warrants acquired upon exercise of subscription rights in the Rights Offering will begin on the date of exercise.
If you exercise subscription rights received in the Rights Offering after disposing of the shares of our common stock or Lender Warrants with respect to which such subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of the tax basis between the shares of common stock or Lender Warrants previously sold and the subscription rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock or Lender Warrants previously sold and (3) the impact of such allocation on the tax basis of the shares of our Class A common stock and Rights Offering Warrants acquired upon exercise of the subscription rights. If a U.S. Holder exercises subscription rights received in the Rights Offering after disposing of shares of our common stock or Lender Warrants with respect to which the subscription rights are received, the U.S. Holder should consult with the holder’s own tax advisor regarding the tax treatment of the exercise of the subscription rights.
Expiration of Subscription Rights
If a U.S. Holder allows subscription rights received in the Rights Offering to expire without being exercised, the U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. Holder should re-allocate any portion of the tax basis in the holder’s existing common stock or Lender Warrants previously allocated to the subscription rights that have expired to the existing common stock or Lender Warrants with respect to which such subscription rights were received. If a U.S. Holder allows subscription rights to expire after disposing of shares of our common stock or Lender Warrants with respect to which the subscription rights are received, the U.S. Holder should consult with the holder’s own tax advisor regarding the tax treatment of the expiration of the subscription rights.
Taxation of Rights Offering Warrants
Sale, Exchange, Redemption or Other Taxable Disposition of Rights Offering Warrants
Upon the sale, exchange, redemption or other taxable disposition of Rights Offering Warrants, in general, a U.S. Holder will recognize taxable gain or loss measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received by such holder upon such taxable disposition and (ii) the holder’s adjusted tax basis in the Rights Offering Warrants as determined pursuant to the rules discussed above. The U.S. holder’s gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the holder’s holding period for the Rights Offering Warrants is more than one year. The deductibility of capital losses is subject to limitations.
Exercise of Rights Offering Warrants
Upon the exercise of Rights Offering Warrants by a U.S. Holder by paying the exercise price in cash, in general, the U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes. The U.S. Holder’s initial tax basis in our Class A common stock received will equal the holder’s adjusted tax basis in the Rights Offering Warrants exercised (as determined pursuant to the rules discussed above) increased by the amount of cash paid to exercise the Rights Offering Warrants. It is unclear whether a U.S. Holder’s holding period for our Class A common stock received upon exercise of the Rights Offering Warrants will begin on the date of exercise of the Rights Offering Warrants or the day following the date of exercise of the Rights

Offering Warrants; however, in either case, the holding period will not include the period during which the U.S. Holder held the Rights Offering Warrants.
In certain circumstances, the Rights Offering Warrants will be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of Rights Offering Warrants on a cashless basis is not clear and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. Holders are urged to consult their own tax advisors as to the consequences of the exercise of Rights Offering Warrants on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the Class A common stock received.
Expiration of Rights Offering Warrants
If a U.S. Holder allows a Rights Offering Warrant to expire without being exercised, the U.S. Holder will generally recognize a loss for U.S. federal income tax purposes equal to the holder’s adjusted tax basis in the Rights Offering Warrant. In general, such a loss will be a capital loss and will be a short-term or long-term capital loss depending on the U.S. Holder’s holding period for the Rights Offering Warrant.
Certain Adjustments to the Rights Offering Warrants
Under Section 305 of the Code, an adjustment to the number of shares of Class A common stock that will be issued on the exercise of the Rights Offering Warrants, or an adjustment to the exercise price of the Rights Offering Warrants, may be treated as a constructive distribution to a U.S. Holder if, and to the extent that, such adjustment has the effect of increasing the holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of Rights Offering Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Rights Offering Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Taxation of Common Stock — Distributions” below.
In addition, in certain circumstances, if there is a distribution to the holders of Class A common stock, then upon exercise of the Rights Offering Warrants, the holder of the Rights Offering Warrants will receive the amount of such distribution the holder would have received on the date of exercise as if the holder had been a record holder of Class A common stock on the date of such distribution, in addition to the number of shares of Class A common stock receivable upon exercise. See “Description of the Rights Offering Warrants — Adjustments” above. It is possible that such entitlement to distributions may cause the declaration of a distribution on our Class A common stock to be currently taxable to holders of Rights Offering Warrants under the principles governing Section 305 of the Code. U.S. Holders of Rights Offering Warrants should consult their own tax advisors regarding the potential taxation of distributions declared on our Class A common stock and the taxation of distributions received upon exercise of Rights Offering Warrants.
Taxation of Common Stock
Distributions
Distributions with respect to shares of our Class A common stock acquired upon exercise of subscription rights or upon exercise of Rights Offering Warrants will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.
Dividend income received by certain non-corporate U.S. holders with respect to shares of our Class A common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, under current law, provided that the U.S. Holder meets applicable holding period and other requirements. Dividend income on our shares of Class A common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends-received deduction if the requisite holding period is satisfied.

To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the holder’s adjusted tax basis in such shares of our Class A common stock and thereafter as capital gain.
Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock
If a U.S. Holder sells or otherwise disposes of shares of Class A common stock acquired upon exercise of subscription rights or upon exercise of Rights Offering Warrants in a taxable transaction, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the shares. The amount realized is generally the amount of cash received plus the fair market value of any other property received for such shares. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares is more than one year at the time of disposition. Under current law, long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
A U.S. Holder may be subject to information reporting and/or backup withholding with respect to dividend payments and the gross proceeds from the disposition of Rights Offering Warrants or shares of our Class A common stock acquired through the exercise of subscription rights or through the exercise of Rights Offering Warrants. Backup withholding may apply under certain circumstances if the U.S. Holder (1) fails to furnish the holder’s social security or other taxpayer identification number, or TIN, (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that the holder is not subject to backup withholding and that the U.S. Holder is a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle the holder to a refund with respect to) the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate their exempt status. U.S. Holders are urged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Tax Consequences to Non-U.S. Holders
Taxation of the Subscription Rights
Receipt, Exercise and Expiration of the Subscription Rights
The discussion below assumes that the receipt of subscription rights will be treated as a non-taxable distribution as discussed above. In such case, Non-U.S. Holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the subscription rights. It is possible that the receipt of the subscription rights could be a taxable event and taxable as a distribution on our common stock. See “Tax Consequences to U.S. Holders — Taxation of Subscription Rights — Receipt of Subscription Rights” above and “— Taxation of Distributions on Common Stock” below.
Exercise of Rights Offering Warrants
In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Rights Offering Warrant for cash. In certain circumstances, the Rights Offering Warrants will be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of Right Offering Warrants on a cashless basis is not clear and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, in which case a Non-U.S. Holder may recognize gain or loss for U.S. federal income tax purposes. Such gain or loss generally should be taxed in the same manner as described below under “— Sale or Other Disposition of Our Common Stock or Rights Offering Warrants.”

Expiration of Right Offerings Warrants
In general, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Rights Offering Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.
Certain Adjustments to the Rights Offering Warrants
It is possible that in certain circumstances a Non-U.S. Holder may be treated as receiving constructive distributions in the same manner that a U.S. Holder is treated as receiving constructive distributions as described above in “Tax Consequences to U.S. Holders — Taxation of Rights Offering Warrants — Certain Adjustments to the Rights Offering Warrants.” For the general tax consequences of constructive distributions, see the more detailed discussion of the rules applicable to distributions made by us under the heading “— Taxation of Distributions on Common Stock” below. Non-U.S. Holders should consult their own tax advisors regarding the potential taxation of constructive distributions with respect to the Rights Offering Warrants, including distributions declared on our Class A common stock and the taxation of distributions received upon exercise of Rights Offering Warrants.
Taxation of Distributions on Common Stock
Any distributions of cash or property (including any constructive distributions with respect to the Rights Offering Warrants as described above under “Certain Adjustments to the Rights Offering Warrants”) made with respect to our Class A common stock to a Non-U.S. Holder generally will be subject to withholding tax to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty). In order to obtain a reduced withholding tax rate under a tax treaty, if applicable, a Non-U.S. Holder will be required to provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying the holder’s entitlement to benefits under a treaty. In addition, a Non-U.S. Holder will not be subject to withholding tax if the Non-U.S. Holder provides an IRS Form W-8ECI certifying that the distributions are effectively connected with the holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder within the United States); instead, the Non-U.S. Holder generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to U.S. persons. If a Non-U.S. Holder is a corporation, a “branch profits tax” of 30% (or a lower rate prescribed by an applicable income tax treaty) also may apply to such effectively connected income. Non-U.S. Holders may be required to periodically update their IRS Forms W-8. Any distribution will also be subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “FATCA.”
Sale or Other Disposition of Our Common Stock or Rights Offering Warrants
Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of shares of our Class A common stock or Rights Offering Warrants unless:
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the gain is effectively connected with the holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States);

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the Non-US. Holder is an individual, is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met (in which case the Non-U.S. Holder will be subject to a 30% tax, or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by the holder’s U.S.-source capital losses, if any, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses); or

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we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the five-year period preceding such disposition (or the Non-U.S. holder’s holding period, if shorter) unless our Class A common stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding Class A common stock, directly or indirectly, actually or constructively, during the shorter of the five year period ending on the date of the disposition or the period that the Non-U.S. Holder held our Class A common stock.

Gain that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If a Non-U.S. Holder is a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.
A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a USRPHC. The application to holders of Rights Offering Warrants of the exception described above for Non-U.S. Holders holding no more than 5% of our outstanding Class A common stock is unclear. In addition, no assurance can be provided that our Class A common stock will be regularly traded on an established securities market. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and the exception for 5% or less stockholders.
Information Reporting and Backup Withholding
Distributions on our Class A common stock and the amount of tax withheld, if any, with respect to such distributions will generally be subject to information reporting. If a Non-U.S. Holder complies with certification procedures to establish that the holder is not a U.S. person, backup withholding generally should not apply to distributions on our Class A common stock and information reporting and backup withholding generally should not apply to the proceeds from a sale or other disposition of Rights Offering Warrants or shares of our Class A common stock. Generally, a Non-U.S. Holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), as applicable, or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. The amount of any backup withholding will generally be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
FATCA
Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on dividends on our Class A common stock and gross proceeds from the sale or other disposition of our Class A common stock or Rights Offering Warrants if paid to a foreign entity unless (1) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (3) the foreign entity is otherwise excepted under FATCA.
Withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our Class A common stock or Rights Offering Warrants, under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

If withholding under FATCA is required on any payment related to our Class A common stock or Rights Offering Warrants, holders not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be able to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock or Rights Offering Warrants and the entities through which they hold our Class A common stock or Rights Offering Warrants.
THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SUBSCRIPTION RIGHTS AND SHARES OF OUR COMMON STOCK AND RIGHTS OFFERING WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR CLASS A COMMON STOCK AND RIGHTS OFFERING WARRANTS ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS AND SHARES OF OUR CLASS A COMMON STOCK ACQUIRED UPON EXERCISE OF RIGHTS OFFERING WARRANTS.

PLAN OF DISTRIBUTION
On or about October 12, 2021, after the effectiveness of the registration statement of which this prospectus forms a part, subscription rights will be distributed to holders of record of our Class A common stock or certain Lender Warrants as of the close of business on the record date. If you wish to exercise your subscription rights and purchase Units, in this Rights Offering, you should timely comply with the procedures described in “The Rights Offering.”
The Units offered pursuant to this offering are being offered by us directly to all Eligible Securityholders. We intend to distribute rights certificates, copies of this prospectus and the accompanying exhibits, and other relevant documents to our Eligible Securityholders. If all Eligible Securityholders exercise their subscription rights in full, we would issue in connection with the Rights Offering, in the aggregate, a maximum of 4,500,000 shares of Class A common stock and Rights Offering Warrants to purchase an additional 6,300,000 shares of Class A common stock. If this Rights Offering is not fully subscribed by the Eligible Securityholders, we have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from us, in the Backstop Private Placement that number of shares of our Class A common stock and warrants that remain unsubscribed at the Expiration Time, up to a maximum of 4,500,000 shares of Class A common stock and Backstop Warrants to purchase an additional 6,300,000 shares of Class A common stock.
We are not paying any commitment fee to the Purchaser. However, we have agreed to pay up to $400,000 in costs and expenses for professional services incurred by the Purchaser in connection with the negotiation, preparation and consummation of the transactions contemplated by the Purchase Agreement.
We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights, and, except as described herein, no other commissions, fees or discounts will be paid in connection with this offering.
Computershare Trust Company, N.A. is acting as the Subscription Agent and Georgeson LLC is acting as the Information Agent for this offering. We will pay all customary fees and expenses of the Subscription Agent and the Information Agent related to this offering. We also have agreed to indemnify each of the Subscription Agent and the Information Agent with respect to certain liabilities that either may incur in connection with this offering. Our officers and directors may solicit responses from the holders of subscription rights in connection with this offering, but such officers and directors will not receive any commissions or compensation for such services other than their normal compensation.
Except for the Purchase Agreement or as otherwise disclosed in this prospectus, we have not agreed to enter into any standby or other arrangements to purchase or sell any subscription rights or any underlying shares of our Class A common stock or Rights Offering Warrants.
We estimate that the financial advisory and other expenses payable by us in connection with the Rights Offering will be approximately $2.5 million.

LEGAL MATTERS
The validity of the shares of our Class A common stock and Rights Offering Warrants in respect of which this prospectus is being delivered is being passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.
EXPERTS
The consolidated financial statements of Blue Apron Holdings, Inc. appearing in Blue Apron Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other documents and information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.blueapron.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the securities covered by this prospectus.
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Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2021 Annual Meeting of Stockholders;

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Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, respectively;

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Current Reports on Form 8-K filed on January 4, 2021; May 6, 2021; June 15, 2021; June 17, 2021; September 15, 2021 and September 29, 2021, respectively;

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Any other filings we make pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

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The description of our Class A common stock contained in our Registration Statement on Form 8-A filed on June 26, 2017, including any amendments or reports filed for the purpose of updating such description.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:
Blue Apron Holdings, Inc.
Attn: General Counsel
28 Liberty Street
New York, New York 10005
Telephone: (347) 765-1896

PROSPECTUS

October 12, 2021